Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

APPARATUS, INC.

VIRTUSA CORPORATION

AND

KELLY PFLEDDERER AND THE OTHER PARTIES

LISTED ON SCHEDULE 2.2

AS THE SELLER SHAREHOLDERS

i

3.3	Noncontravention	26
3.4	Brokers	26
3.5	Financial Availability	26
3.6	Accredited Investor	26
3.7	Litigation	26

ARTICLE 4	ADDITIONAL AGREEMENTS	27
4.1	Expenses	27
4.2	Tax Matters	27
4.3	Confidentiality; Non-Compete: Non-Solicitation; Non-Disparagement	30
4.4	Litigation Support	34
4.5	Transition Services	34
4.6	Proceeds from Purchase Price	34
4.7	Key Employee Restricted Stock Bonus Pool	34
4.8	Key Employee Bonus Pool	34
4.9	Press Releases	35
4.10	Customer Consents	35

ARTICLE 5	DELIVERABLES	35
5.1	Company Deliverables	35
5.2	Buyer Deliverables	36

ARTICLE 6	REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS	37
6.1	Survival of Representations and Warranties	37
6.2	Indemnification of Buyer	37
6.3	Indemnification of the Seller Shareholders	39
6.4	Indemnification Matters	40
6.5	Manner of Payment	42
6.6	Insurance and Third Party Recovery	42
6.7	Offset	42
6.8	Delivery and Release of Escrow Fund	42
6.9	Sole Remedy	43

ARTICLE 7	CERTAIN DEFINITIONS	43
7.1	Additional Definitions	49

ARTICLE 8	MISCELLANEOUS	50
8.1	No Third Party Beneficiaries	50
8.2	Entire Agreement	50
8.3	Successors and Assigns	50
8.4	Counterparts	51
8.5	Headings	51
8.6	Notices	51
8.7	Governing Law; Prevailing Party	52
8.8	Amendments and Waivers	53
8.9	Incorporation of Schedules	53

8.10	Construction	53
8.11	Severability of Provisions	53
8.12	Specific Performance	53
8.13	Successor Laws	54
8.14	Release of the Company	54
8.15	Delivery by Facsimile	54
8.16	Appointment of Representative	54
8.17	Administrative Expense Account	56

EXHIBITS
EXHIBIT A	EMPLOYMENT AGREEMENTS

EXHIBIT B	FORMS OF AGREEMENTS EXECUTED BY KEY EMPLOYEES, THE COMPANY AND SELLER SHAREHOLDERS

EXHIBIT C	FORM OF TREASURY REGULATIONS SECTION 1445 CERTIFICATE

EXHIBIT D	EXECUTED ACKNOWLEDGEMENTS FROM ALL EMPLOYEES WHO PARTICIPATED IN SAR PLAN

EXHIBIT E	EMPLOYEE BONUS PLAN

INDEX OF SCHEDULES

Schedule 1.2(b)(i)	Seller Shareholders’ Percentage Interests and Payments
Schedule 1.2(b)(iii)	SAR Holders and Payments
Schedule 1.3(a)	Estimated Closing Date Balance Sheet and Estimated Working Capital
Schedule 1.3(b)	Working Capital Methodology
Schedule 1.6(a)	Purchase Price Allocation
Schedule 1.6(b)	Earn-Out Schedule
Schedule 2.2	Capitalization
Schedule 2.5	Financial Statements
Schedule 2.7(a)	Title to Assets
Schedule 2.7(b)	Condition of Assets
Schedule 2.7(c)	Assets for Conduct of Business
Schedule 2.8	Tax Matters
Schedule 2.9(a)	Material Contracts
Schedule 2.9(d)	Prior Names
Schedule 2.10(a)	Company Intellectual Property
Schedule 2.10(b)	Ownership of Company Intellectual Property
Schedule 2.10(d)	Actions Regarding Company Intellectual Property
Schedule 2.10(e)	Infringement of Company Intellectual Property
Schedule 2.10(f)	Compensation or Consideration Regarding Company Intellectual Property
Schedule 2.10(h)	Assignment of Invention Agreements
Schedule 2.11	Litigation, etc.
Schedule 2.12	Brokers
Schedule 2.13	Insurance
Schedule 2.14	Employees
Schedule 2.15(a)	Employee Benefit Plans
Schedule 2.15(b)	Qualification of Employee Benefit Plans
Schedule 2.17	Affiliated Transactions
Schedule 2.18(a)	Material Customers
Schedule 2.18(b)	Material Suppliers
Schedule 2.19(b)	Leased Real Property
Schedule 2.21	Legal Compliance
Schedule 2.22	Absence of Certain Developments
Schedule 2.23	Bank Accounts
Schedule 2.26	Indebtedness
Schedule 3.4	Buyer Brokers
Schedule 4.7	Buyer Restricted Stock Grants
Schedule 4.8	Bonus Pool: Key Employees

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April 1, 2015, by and among Apparatus, Inc., an Indiana corporation (the “Company”), Virtusa Corporation, a Delaware corporation (“Buyer”), Kelly Pfledderer (“Major Seller Shareholder”) and the other persons listed on Schedule 2.2 hereto (collectively, “Seller Shareholders”).  Terms used herein and not otherwise defined herein shall have the meaning given such terms in Article 7 hereof.

WHEREAS, as described on Schedule 2.2, the Seller Shareholders own beneficially and of record all of the issued and outstanding shares of the Company as set forth on Schedule 2.2 (the “Securities”).

WHEREAS, this Agreement contemplates a transaction in which, pursuant to the terms and subject to the conditions set forth herein, Buyer will purchase from the Seller Shareholders all of the issued and outstanding Securities and the Seller Shareholders will sell to Buyer, all of the issued and outstanding Securities (the “Purchased Securities”) for the consideration and on the terms and conditions, as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF PURCHASED SECURITIES

1.1                               Purchase and Sale.  Pursuant to the terms and subject to the conditions set forth herein, at the Closing (as defined below) and in the amounts and for an aggregate purchase price as determined pursuant to this Article 1, the Seller Shareholders hereby sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby accepts and purchases from the Seller Shareholders, the Purchased Securities free and clear of all Liens in exchange for the Purchase Price (as defined below).  For the avoidance of doubt, in connection with such purchase and sale, Buyer shall collectively own, upon the consummation of the transactions contemplated by the Transaction Documents, all of the outstanding Purchased Securities free and clean of all Liens.

1.2                               The Closing.

(a)                                 The closing of the purchase and sale of the Purchased Securities (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 53 State Street, Exchange Place, Boston, MA 02109, at 10:00 a.m. local time on the date of this Agreement, or at such other place as is mutually acceptable to Buyer and the Seller Shareholders.  In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required.  The date of the Closing hereunder is referred to herein as the “Closing Date” and the Closing will be deemed to be effective as of 12:01 a.m. Eastern daylight time on the Closing Date.

(b)                                 At the Closing, the initial purchase price (the “Closing Purchase Price”) to be paid by Buyer for the Purchased Securities shall be $34,951,254, plus (x) an amount equal to the Estimated Working Capital Adjustment (which may be negative).  Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, the Closing Purchase Price shall be paid by Buyer at the Closing pursuant to this Section 1.2(b) in the following order:

(i)                                     at the Closing, Buyer shall deliver, in exchange for the Purchased Securities, the Closing Purchase Price, except as delivered pursuant to Sections 1.2(b)(ii) through (vi), to the Seller Shareholders in the amounts as set forth on Schedule 1.2(b)(i) in immediately available funds by wire transfer to the account of the Seller Shareholders designated by the Seller Shareholders by notice to Buyer (the parties having mutually agreed in in advance for wire transfer, or if not so designated or agreed, then by certified or official bank check payable in immediately available funds to the order of the Seller Shareholders in such amount).

For purposes of this agreement, “Estimated Working Capital Adjustment” shall be equal to an amount, which may be negative, obtained by subtracting the Target Working Capital from the Estimated Working Capital.

(ii)                                  at the Closing, Buyer shall deliver to the payees of all Indebtedness which are required to be paid by the Company as of the Closing Date as specified in a payoff letter or similar letters delivered by the Company to Buyer before the Closing Date) an amount to pay all such Indebtedness with the result that following the Closing there will be no further monetary obligations of the Company with respect to any Indebtedness.

(iii)                               At the Closing, the Buyer shall deliver to the Company or the Company’s payroll provider, and the Company and the Company’s payroll provider shall pay, the amount of the SAR Plan Obligations that remain outstanding and unpaid on the Closing Date immediately prior to the various payments made by the Company on or before the Closing pursuant to the terms of this Agreement.  Immediately prior to, but upon the Closing, the Seller Shareholders shall cause the Company to deliver to the payees of the holders of vested stock appreciation rights listed on Schedule 1.2(b)(iii) hereto (“SAR Holders”) pursuant to each SAR Holder’s respective stock appreciation right agreement (collectively, the “SAR Plan”) all amounts due to each such SAR Holder upon the Closing as set forth in Schedule 1.2(b)(iii) hereto (collectively, the “SAR Plan Obligations”), with the result that following the Closing there will be no further monetary obligations of the Company with respect to the SAR Plan Obligations and the SAR Plan shall be terminated and any remaining monetary obligations shall be assumed and borne by the Seller Stockholders.  All amounts payable in cash to the SAR Holders upon the Closing shall be paid in immediately available funds, either by wire transfer to one or more accounts designated in writing by the SAR Holders (or through the Company’s payroll practices and all applicable Taxes withheld).  The amounts paid to the SAR Holders by the Company shall not be accrued for as a Liability on the Estimated Closing Date Balance Sheet, the Closing Date Balance Sheet or included in the calculation of the

Closing Working Capital.  The payments made to the SAR Holders at Closing will be reflected and treated as pre-Closing payments by the Company for all purposes.

(iv)                              At the Closing, the Buyer shall deliver to the payees of the Company Transaction Expenses to the extent not paid by the Company or the Seller Shareholders prior to the Closing, the amounts specified by the Major Seller Shareholder in writing, and to the Escrow Agent, 50% of the Escrow Fees.

(v)                                 At the Closing, Buyer shall withhold from the Purchase Price and deposit in an escrow account held by JP Morgan Chase Bank National Association (“Escrow Agent”) the amount of 8.5% of the Closing Purchase Price (the “Escrow Amount”), subject to adjustment pursuant to Section 1.7 and in accordance with the terms of this Agreement. The Escrow Amount shall be held for the purpose of the payment to Buyer of the Final Working Capital adjustment amount, if any such payment is required by Section 1.4, and will serve as one source, but not the exclusive source, for the satisfaction of any indemnification or other claims of any Buyer Party pursuant to Article 6 (the “Escrow Fund”).  On the date that is twelve (12) months following the Closing Date, any remaining Escrow Amount shall be released to the Major Seller Shareholder or as directed by the Major Seller Shareholder from the Escrow Fund, less the amount of any pending or unresolved claim properly made by Buyer against the Escrow Fund.  The Buyer, on one hand, and the Seller Stockholders, on the other hand, shall share the escrow fees equally.

(vi)                              At the Closing, Buyer shall deliver on behalf of the Seller Shareholders, $50,000 (the “Administrative Expense Amount”) in immediately available funds by wire transfer to an account designated by the Major Seller Shareholder (the “Administrative Expense Account”) by notice to Buyer.

(c)                                  Closing Deliveries.  At the Closing, subject to and on the terms and conditions set forth in this Agreement: (a) the Buyer shall deliver to the Company or Seller Shareholders, as appropriate, each of the documents required to be delivered by the Buyer pursuant to Section 5.2 that has not been delivered prior to the Closing Date; and (b) the Company shall deliver to the Buyer each of the documents required to be delivered by such Parties pursuant to Section 5.1 that has not been delivered prior to the Closing Date.

1.3                               Working Capital Adjustment.

(a)                                 Attached hereto as Schedule 1.3(a) is the estimated closing date balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date (“Estimated Closing Date Balance Sheet”), which was prepared and delivered by the Major Seller Shareholder in good faith and in accordance with GAAP and Schedule 1.3(b) and a statement of the amount of Closing Working Capital which Major Seller Shareholder estimates in good faith to exist (the “Estimated Working Capital”).

(b)                                 As promptly as practicable, but no later than 75 days following the Closing Date, Buyer will cause to be prepared and delivered to the Major Seller Shareholder (i) a closing date balance sheet of the Company as of the close of business on the day immediately prior to the Closing prepared in accordance with GAAP (“Closing Date Balance Sheet”) and (ii) a certificate setting forth Buyer’s calculation of each component of Closing Working Capital, including any adjustments to Estimated Closing Date Balance Sheet to ensure the Estimated Closing Date Balance Sheet and the Closing Working Capital amount conforms to GAAP.  “Closing Working Capital” means the Working Capital as of the close of business on the day preceding the Closing Date determined for accounting and tax purposes as if such date were the end of the fiscal year and prepared in accordance with GAAP and Schedule 1.3(b). Buyer will make available to the Major Seller Shareholder and his agents all files and records (including financial statements and work papers) of the Company and all personnel of the Company or Buyer involved with the preparation and/or financial affairs of the Company and/or used in preparing the Closing Date Balance sheet or the calculation of the Closing Working Capital, and any adjustments to the Estimated Closing Date Balance Sheet to ensure compliance with GAAP.

(c)                                  If the Major Seller Shareholder disagrees with Buyer’s calculation of the Closing Date Balance Sheet or the Closing Working Capital delivered pursuant to Section 1.3(b), the Major Seller Shareholder may, within 30 days after delivery of the documents referred to in Section 1.3(b), deliver a written notice (the “Objection Notice”) to Buyer disagreeing with such calculation and setting forth the Major Seller Shareholder’s calculation of such amount.  Any such Objection Notice shall specify those items or amounts as to which the Major Shareholder disagrees, and the Major Seller Shareholder (and Seller Shareholders) shall be deemed to have agreed with all other items and amounts contained in Buyer’s calculation of the Closing Date Balance Sheet and the Closing Working Capital delivered pursuant to Section 1.3(b) other than those not directly disputed by which are affected by or relate to the items or amounts in dispute.  If the Major Seller Shareholder does not deliver an Objection Notice within such 30 day period, then the Closing Date Balance Sheet and the amount of Closing Working Capital shall be deemed to be finally determined as set forth on Buyer’s calculation thereof.

(d)                                 If an Objection Notice shall be delivered pursuant to Section 1.3(c), the Major Shareholder and Buyer shall, during the 15 day period following the delivery of the Objection Notice, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 1.3(b), nor more than the amount thereof shown in the Major Seller Shareholder’s calculation delivered pursuant to Section 1.3(c).  If, during such period, the Major Seller Shareholder and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm to promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital.  In making such calculation, the Independent Accounting Firm shall consider only those items or amounts in the Closing Date Balance Sheet or Buyer’s calculation of Closing Working Capital as to which the Major Seller Shareholder has disagreed.  The Independent Accounting Firm’s determination will be based solely on presentations by the Major Seller Shareholder and Buyer and the Independent Accounting Firm shall deliver to the Major Seller Shareholder and Buyer as promptly as practicable (but in any event within thirty (30) days of its retention) a report setting forth such calculation (such date, the “Final Resolution Date”).  Such report shall be final and binding upon the Seller Shareholders and Buyer.  Buyer, on the one hand, and Seller Shareholders, on the other hand (with such fees to deducted from the Escrow Account), shall share in the fees of the Independent Accounting Firm.

1.4                               The Post-Closing Adjustment Payments.

(a)                                 Buyer and the Major Seller Shareholder agree that they will, and agree to cause their respective independent accountants to cooperate and assist in the preparation of the Closing Date Balance Sheet and the calculation of the Closing Working Capital and in the conduct of the reviews referred to in Section 1.3 including without limitation, the making available to the extent necessary of books, written and electronic records, work papers and personnel.

(b)                                 If the Final Working Capital is less than the Estimated Working Capital, the Major Seller Shareholder shall, within 5 days after the Final Resolution Date, deliver to the Escrow Agent a notice of the aggregate amount by which the Final Working Capital is less than the Estimated Working Capital with a request to release the aggregate amount from the Escrow Fund.

(c)                                  If the Final Working Capital exceeds the Estimated Working Capital, Buyer shall, within 5 days after the Final Resolution Date, deliver to the Major Seller Shareholder, on behalf of the Seller Shareholders, by wire transfer of immediately available funds to the account designated by the Major Seller Shareholder, the amount by which the Final Working Capital exceeds the Estimated Working Capital.  “Final Working Capital” means Closing Working Capital as shown in Buyer’s calculation delivered pursuant to Section 1.3(b), if no Objection Notice with respect thereto is duly delivered pursuant to Section 1.3(c); or, if an Objection Notice is delivered, as agreed by Buyer and the Major Seller Shareholder pursuant to Section 1.3(d) or in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 1.3(d); provided that, in no event shall Final Working Capital be less than Buyer’s calculation of Closing Working Capital delivered pursuant to Section 1.3(b), or more than the Major Seller Shareholder’s calculation of Closing Working Capital delivered pursuant to Section 1.3(c).

1.5                               Intentionally Omitted.

1.6                               Post-Closing Allocations; Earn-out.

(a)                                 Allocation.  No later than ninety (90) days after the Closing, Buyer shall prepare and deliver to the Major Seller Shareholder a proposed schedule computing the “aggregate deemed sales price” (as defined in Treasury Regulations Section 1.338-4(b)), the “aggregate grossed-up basis” (as defined in Treasury Regulations Section 1.338-5(b)) and the allocation among the assets of the Company and all other relevant items for purposes of Section 338 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”).  For purposes of the Allocation, the non-compete covenant in Section 4.3 shall not be valued separately from goodwill or other intangibles.  The Major Seller Shareholder shall have fifteen (15) days from the date such Allocation is provided by Buyer to provide comments to Buyer on such Allocation.  If the Major Seller Shareholder does not respond by the end of such fifteen (15) day period, the Major Seller Shareholder shall be deemed to have agreed with such Allocation. In the event the Major Seller Shareholder disagrees with the proposed allocation, Buyer and the Major Seller Shareholder agree to negotiate in good faith to determine the allocation hereunder within ten (10) days from the date on which the Major Seller Shareholder notified Buyer of such disagreement.  Any issues with respect to the allocations under this Section which have not been resolved by the Parties within such ten (10) day period shall be referred to the Independent Accounting Firm whose determination shall be final and binding upon the Parties.  The fees and expenses of the Independent Accounting Firm shall be shared equally by Buyer, on one hand, and the Seller Shareholders, on the other hand.  Each of Buyer and the Seller Shareholders shall timely file IRS Form 8883 in accordance with the Allocation within the applicable statutory time limits and shall file all other Tax Returns in a manner consistent with such IRS Form 8883.  Neither Buyer nor the Company shall take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with such final IRS Form 8883 unless otherwise required by applicable law.

(b)                                 Earn-Out Statement.  Promptly, but in any event within sixty days (60) calendar days after the end of the date which is 12 full calendar months after the Closing Date (the “Earn-out Period”), Buyer shall in good faith prepare or cause to be prepared and furnished to the Major Seller Shareholder a written statement (the “Earn-Out Statement”) setting forth its calculation of the Revenue Earn-out and EBITDA Earn-out (each as defined on Schedule 1.6(b)), in each case, prepared in accordance with Schedule 1.6(b) hereto for the Earn-out Period.  Following receipt of the Earn-Out Statement for the Earn-out Period, the Major Seller Shareholder shall be afforded a period of thirty (30) calendar days to review the Buyer’s calculation of the Revenue Earn-out and EBITDA Earn-out.  At or before the end of the thirty (30) day review period, the Major Seller Shareholder shall either (i) accept the Earn-Out Statement in its entirety or (ii) deliver to the Buyer a written notice (a “Dispute Notice”) setting forth a detailed explanation of those items in or omitted from the Earn-Out Statement that the Major Seller Shareholder disputes, including the amount thereof (each, an “Item of Dispute”); provided, that the only basis on which the Major Seller Shareholder shall be permitted to submit an Item of Dispute is if such Item of Dispute was not prepared in accordance with the terms of this Agreement and Schedule 1.6(b) or contains a mathematical or clerical error or other errors.  If the Major Seller Shareholder does not deliver a Dispute Notice to the Buyer within the thirty (30) day review period, the Major Seller Shareholder (and Seller Shareholders) shall be deemed to have accepted the Earn-Out Statement in its entirety.  If the Major Seller Shareholder delivers a Notice of Dispute in which some, but not all, of the items in the Earn-Out Statement are properly disputed, the Major Seller Shareholder (and the Seller Shareholders) shall be deemed to have accepted all of the items not disputed other than those not directly disputed but which are affected by or relate to an Item of Dispute.  The Parties shall and shall cause their respective Affiliates to cooperate fully with Buyer in connection with the preparation of the Earn-Out Statement.  After the delivery of the Earn-Out Statement, Buyer shall cooperate with the Major Seller Shareholder and his representatives in connection with his review of the Earn-Out Statement, including by providing the Major Seller Shareholder and his agents reasonable access during business hours to the files and records of the Company and Buyer (including the financial statements and materials used in the preparation of the Earn-Out Statement) and access to personnel of Buyer and/or the Company who assisted in the preparation of the Earn-Out Statement.

(c)                                  Company Revenue Record Retention.  During the Earn-out Period and for one (1) year thereafter, Buyer shall keep, and shall cause the Company and their respective Affiliates to keep, complete and accurate books and records of all Revenue Earn-out and EBITDA Earn-out matters.  Upon the written request of the Major Seller Shareholder, Buyer shall permit, and shall cause the Company and their respective Affiliates to permit, at the expense of the Major Seller Shareholder, an independent certified public accounting firm, selected by the Major Seller Shareholder and reasonably acceptable to the Buyer, to have access during normal business hours to such of the records of the Buyer and the Company as may be reasonably necessary to verify the Revenue Earn-out and EBITDA Earn-out matters; provided, however, that such accounting firm has entered into a confidentiality agreement in reasonably customary form and substance with the Buyer.

(d)                                 Dispute Resolution by the Parties.  If the Major Seller Shareholder delivers a Dispute Notice to Buyer within the required thirty (30) day period set forth in Section 1.6(b), Buyer and the Major Seller Shareholder shall use reasonable best efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Earn-Out Statement shall be modified as necessary to reflect such resolution.  If all Items of Dispute are so resolved, the Earn-Out Statement (as so modified) shall be conclusive and binding on all Parties.

(e)                                  Determination by Independent Accounting Firm.  If any Item of Dispute remains unresolved for a period of fifteen (15) days after Buyer’s receipt of a Dispute Notice, then either the Buyer or the Major Seller Shareholder may, within fifteen (15) days thereafter, submit the outstanding Items of Dispute to the Independent Accounting Firm.  Buyer and the Major Seller Shareholder shall each provide their respective calculations of the Revenue Earn-out and the EBITDA Earn-out and the Items of Dispute in writing to the Independent Accounting Firm and shall request that the Independent Accounting Firm render a written determination, which determination (i) shall be based solely on whether each such Item of Dispute was prepared in accordance with the terms of this Agreement and Schedule 1.6(b) or whether each such Item of Dispute contains a mathematical or clerical error or other errors and (ii) shall not be resolved so the final amount determined by the Independent Accounting Firm is more favorable to the Major Seller Shareholder than the calculation(s) presented in any Item of Dispute delivered by the Major Seller Shareholder or more favorable to the Buyer than the calculation(s) presented in any Item of Dispute delivered by Buyer, as to each unresolved Item of Dispute as soon as reasonably practicable, but in no event later than thirty (30) days after its retention, and the Parties shall cooperate fully with the Independent Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.  The Independent Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, absent fraud, manifest error or willful misconduct, and the Revenue Earn-out and/or EBITDA Earn-out shall be modified to the extent necessary to reflect such determination.  The fees and expenses of the Independent Accounting Firm shall be shared equally by the Buyer, on the one hand, and Seller Shareholders, on the other hand (and Seller Shareholders’ allocation of the fees and expenses may be deducted from the Escrow Amount).

(f)                                   Final Revenue Earn-out and EBITDA Earn-out.  The Revenue Earn-out and EBITDA Earn-out shall be deemed final for the purposes of Section 1.6(b) upon the earliest of (x) the failure of the Major Seller Shareholder to provide Buyer with a Dispute Notice within thirty (30) days of the Buyer’s delivery of the Earn-Out Statement, (y) the resolution of all Items of Dispute pursuant to Section 1.6(d) by the Seller Shareholder and the Buyer and (z) the resolution of all Items of Dispute, pursuant to Section 1.6(e), by the Independent Accounting

Firm.  Upon the final determination of the Revenue Earn-out and EBITDA Earn-out as set forth in this paragraph, Buyer shall adjust, if applicable, the Earn-Out Statement accordingly and such adjusted Earn-Out Statement shall be deemed final.

(g)                                  Purchase Price Adjustment.  Subject to and in accordance with Schedule 1.6(b), if the amount of the Revenue Earn-out or EBITDA Earn-out as reflected on the final Earn-Out Statement is equal to or greater than 90% of the Revenue Earn-out Target or 90% of the EBITDA Earn-out Target, as the case may be, as set forth on Schedule 1.6(b) such that additional amounts are owed to the Seller Shareholders, the Purchase Price shall be adjusted upward by the amounts as set forth in and subject to the terms and conditions of Schedule 1.6(b) and this Agreement (“Earn-out Amount”).

(h)                                 Payment of Earn-out Amount.  The payment of the applicable Earn-out Amount (as defined in Schedule 1.6(b)) for the Earn-out Period, if any, payable by Buyer to the Seller Shareholders pursuant to this Section 1.6 and Schedule 1.6(b) hereto shall be paid in cash to the Seller Shareholders in accordance with the percentages set forth on Schedule 1.2(b)(i) in immediately available funds by wire transfer within ten (10) Business Days after the Earn-Out Statement is deemed final pursuant to Section 1.6(f); provided, however, that the portion of the Earn-out Amount not subject to dispute shall be paid within ten (10) Business Days after delivery of the Dispute Notice or acceptance by the Major Seller Shareholder of the Earn-Out Statement. Any additional amounts paid pursuant to Section 1.6(g) shall be treated as additional Purchase Price hereunder.

(i)                                     Financial Information; Conduct.               During the Earn-out Period, Buyer will, and will cause the Company to, (A) account for the businesses of the Company as a separate accounting entity and such accounting shall include the operations of VIBU (as defined in Schedule 1.6(b)); (B) use its reasonable efforts to maintain good relationships with the customers and suppliers of the Company; (C) deliver to the Major Seller Shareholder within forty-five (45) days after the end of each quarter containing the Earn-out Period an unaudited statement of income and a calculation of EBITDA in accordance with GAAP (which financials shall include the operations of VIBU) (which will not be audited and will not contain any notes); and (D) be operated in a manner consistent with the general practices of the Buyer with respect to its Subsidiaries or operating divisions (including VIBU).

1.7                               Escrow Amount Adjustments.  To the extent that Buyer is required to make payments to the Seller Shareholders pursuant to Sections 1.4, then the Escrow Amount shall be proportionately adjusted by Buyer in connection with any post-closing adjustments to the Purchase Price made pursuant to Sections 1.4, such that following any such payments the Escrow Amount shall equal eight and half percent (8.5%) of the Closing Purchase Price as adjusted pursuant to Section 1.4.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER SHAREHOLDERS

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, the Company and the Seller Shareholders jointly and severally represent and warrant to Buyer that the statements contained in this Article 2 are true and correct as of the Closing Date as set forth herein but subject to such exceptions as are specifically disclosed in the Disclosure Schedules delivered by Company and Seller Shareholders concurrently with the execution of this Agreement (the “Disclosure Schedules”) to the following:

2.1                               Organization; Corporate Power and Licenses of the Company.  The Company is a corporation duly organized and validly existing under the laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed, and for which no articles of dissolution have been filed with the Indiana Secretary of State.  The State of Indiana is the only jurisdiction in which the Company’s ownership of property or conduct of business requires it to be qualified, except as would not have a material adverse effect on the Company.  The Company possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement and the Transaction Documents.  Copies of the Company’s articles of incorporation and organizational documents, previously provided to Buyer, reflect all amendments made thereto at any time prior to the Closing Date and are correct and complete.

2.2                               Capitalization and Related Matters.  The Securities consist of the number of authorized shares of common stock and the number of issued and outstanding shares of common stock held beneficially and of record by the Seller Shareholders as set out on Schedule 2.2 hereto.  Each Seller Shareholder owns the Securities set forth opposite his or her name on Schedule 2.2 free and clear of all Liens.  Except for the Securities and otherwise as set forth in Schedule 2.2, the Company has no other outstanding common stock or preferred stock or other equity securities or securities convertible or exchangeable for any Securities or containing any profit participation features, nor is there any outstanding rights or options to subscribe for or to purchase any Securities or any securities convertible into or exchangeable for any Securities or any equity or stock appreciation rights or phantom equity or stock appreciation plans (other than the SAR Plan which will be terminated as of Closing).  All of the Securities are validly issued, fully paid and non-assessable and free and clear of any Liens.  There are no statutory or contractual equity-holder preemptive rights or rights of refusal with respect to the Securities.  The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its equity securities.  There are no agreements with respect to the voting or transfer of the Securities.  No former shareholder of the Company has any claim or rights against the Company that remains unresolved or to which the Company has or may have (now or in the future) any Liability.

2.3                               Subsidiaries: Investments.  The Company has no Subsidiaries or investments in any other Persons of any kind.

2.4                               Authorization: No Breach.  Each Seller Shareholder has the power and authority to enter into this Agreement and to carry out his, her or its obligations hereunder.  The execution and delivery of this Agreement and the performance by such Seller Shareholder of his, her or its obligations hereunder have been duly authorized, and no other proceedings on the part of such Seller Shareholder are necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by such Seller Shareholder and constitutes the valid and legally binding obligation of such Seller Shareholder enforceable against such Seller Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting the enforcement of creditors’ rights generally or by general principles of equity.  The execution, delivery and performance of the Transaction Documents to which the Company is a party have been duly authorized by the Company and the Seller Shareholders, as the case may be.  Each Transaction Document to which the Company is a party constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting the enforcement of creditors’ rights generally or by general principles of equity.  Except as set forth on the attached Schedule 2.21, the execution and delivery by the Company and the Seller Shareholders of this Agreement, and all other Transaction Documents to which such Person is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Securities or any asset or property of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the charter or bylaws or equivalent governing document of the Company or any Legal Requirement to which the Company or the Seller Shareholders or any of their Affiliates or any of their assets or properties is subject, or any Contract, order, judgment or decree to which the Company or the Seller Shareholders or any of their Affiliates or any of their assets or properties is subject.

2.5                               Financial Statements.  Attached hereto as Schedule 2.5 are copies of the Company’s (i) unaudited balance sheet as of February 28, 2015 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the 2-month period then ended and (ii) compiled consolidated balance sheets and related statements of income and cash flows for the fiscal years ended December 31, 2012, 2013 and 2014.  Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with the Company’s past practices, and presents fairly, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Company as of the dates and for the periods referred to therein in accordance with GAAP except that the financial statements (including in all cases the notes thereto, if any) are prepared on a cash basis instead of an accrual basis.

(a)                                 The accounts receivable of the Company as set forth on the Latest Balance Sheet or arising since such date are valid and genuine subject to the reserve for bad debt set forth in the Final Working Capital, and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business.

(b)                                 The Company maintains in all material respects such internal accounting controls and procedures as are reasonably necessary to provide assurance regarding the reliability of the financial statements of the Company, including controls and procedures that provide reasonable assurance that (i) the financial records and financial statements are complete and accurate in all respects; (ii) transactions are executed in accordance with management’s specific authorization where such authorization is required; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for assets and liabilities of the Company; (iv) the reporting of the assets and liabilities of the Company is compared with the existing assets and liabilities of the Company at regular intervals; and (vi) accounts, notes and other receivables are recorded accurately and properly.

2.6                               Absence of Undisclosed Liabilities.  The Company has no Liabilities and, to Knowledge of the Company and the Seller Shareholders, there is no basis for any proceeding, hearing, investigation, charge, complaint or claim with respect to any Liability, except for (i) Liabilities reflected on the face of the Latest Balance Sheet and, (ii) Liabilities of the type reflected on the face of the Latest Balance Sheet which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of or Liability under any Legal Requirements, or any action, suit or proceeding) all of which will be reflected in Final Working Capital and (iii) performance obligations under Contracts entered into by the Company in the ordinary course of business which are not required to be reflected on the financial statements.

2.7                               Assets.  All of the Company’s assets are located at the premises disclosed on Schedule 2.19(b).  Except as set forth on the attached Schedule 2.7(a), the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets, tangible or intangible, used by it or located on its premises or, if applicable, shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for Permitted Liens.  Except as described on the attached Schedule 2.7(b), the Company’s equipment and other tangible assets are, taken as a whole, in good operating condition (normal wear and tear and repairs and replacements excepted) and are fit in all material respects for use in the ordinary course of business as currently used.  Except as described on the attached Schedule 2.7(c), the Company owns, or has a valid leasehold interest in, all properties and assets necessary for the conduct of the Business as presently conducted.

2.8                               Tax Matters.

(a)                                 The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all Legal Requirements, and all such Tax Returns are complete and accurate in all respects.  All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of the Company (A) did not, as of the end of the most recent fiscal month, exceed the reserve for Tax Liability (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns.  Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(i)                                     The Company has complied in all respects with all statutory provisions, rules, regulations, orders and directions in respect of sales and use, valued added or similar tax on transactions or consumption, has promptly submitted accurate returns, maintains full and accurate records and has not been subject to any interest, forfeiture, surcharge or penalty.

(ii)                                  There have been and are no circumstances or transactions to which the Company has or has been a party such that a Liability for Tax on any documents or instruments of transfer on which the Company must rely on to enforce any right is or could become payable by the Company and all Taxes due and payable by the Company have been paid and all sums which the Company was liable to withhold have been withheld.

(b)                                 Except as set forth in Schedule 2.8 attached hereto:

(i)                                     neither the Company nor any member of its Affiliated Group has consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

(ii)                                  the Company has not paid or become liable to pay any penalty, fine, or surcharge in relation to Tax;

(iii)                               no deficiency or proposed adjustment, which has not been settled or otherwise resolved, for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company;

(iv)                              there is no action, suit, taxing authority proceeding or audit now in progress; pending; threatened in writing, or, to the Knowledge of the Company and the Seller Shareholders, otherwise threatened against or with respect to the Company;

(v)                                 the Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) as a result of any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (C) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, (D) as a result of any prepaid amount received on or prior to the Closing Date, (E) as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S.  income Tax law), and (F) as a result of any election under Code Section 108(i).

(vi)                              the Company has no Liability for the payment of Taxes of any other Person, including a Liability of the Company for the payment of any Tax arising (A) as a result of any expressed or implied obligation to indemnify another Person, and (B) as a result of the Company assuming or succeeding to the Tax Liability of any other Person as a successor, transferee or otherwise;

(vii)                           there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company;

(viii)                        to the Knowledge of the Company and Seller Shareholders, there is no basis for any taxing authority to claim or assess any amount of additional Taxes against the Company;

(ix)                              no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

(x)                                 the Company has not made any payment, and is not and will not become obligated (under any contract entered into on or before the Closing Date) to make any payment, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law);

(xi)                              Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of any cash or property pursuant to this Agreement;

(xii)                           the Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and the Company will be an S corporation up to and including the Closing..

(xiii)                        Each shareholder of the S corporation is a valid shareholder of an S corporation within the meaning of Code Section 1361(b) at all times up to and including the Closing.

(xiv)                       the Company shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election.  The Company has not in the past 7 years (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

2.9                               Contracts and Commitments.

(a)                                 Except as set forth on the attached Schedule 2.9(a), the Company is not a party to or bound by any written or oral:

(i)                                     collective bargaining agreement or other Contract with any labor union;

(ii)                                  management agreement or other Contract for the employment of any officer, individual employee or other Person on a full time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits in connection with the sale of all or a material portion of its assets or a change of control (other than at-will employment agreements with its employees which do not commit the Company to severance, termination or other similar payments);

(iii)                               Contract relating to Indebtedness (including any letter of credit arrangements and guarantees of any obligations) or to the mortgaging, pledging or otherwise placing a Lien on any of its assets or any of its equity securities;

(iv)                              Contract, including, but not limited to, purchase orders, for the purchase of raw materials, commodities, supplies, products or other personal property or for the receipt of services which either calls for performance by the vendor over a period of more than one year or which involves consideration payable by the Company in excess of $75,000 per year or $150,000 in the aggregate;

(v)                                 Contract which prohibits it from freely engaging in business anywhere in the world without any limitation or adverse consequences;

(vi)                              Contract under which it has advanced or loaned any other Person any amounts;

(vii)                           Contract under which it is lessee of or holds or operates any property, real or personal, owned by any other party which involves annual rental payments of greater than $50,000 or group of such Contracts with the same Person which involve consideration in excess of $100,000 in the aggregate;

(viii)                        Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of $50,000;

(ix)                              Licenses, indemnification or other Contract with respect to any intangible property (including any Company Intellectual Property), other than (A) licenses to the Company of unmodified, mass-marketed, executable desktop software applications with a total license fee of less than $25,000 in the aggregate for any such license or group of related licenses, and (B) customer Contracts entered into in the ordinary course of business and containing terms and conditions substantially similar to the terms and conditions of the Company’s standard customer agreement, copies of which have been previously provided to the Buyer;

(x)                                 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, incentive compensation or other plan, program or arrangement for the benefit of its current or former directors, officers or employees;

(xi)                              Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including, without limitation, Contracts containing “most favored nation” provisions;

(xii)                           Contract involving the settlement of any Action or threatened Action with respect to which, as of the date of this Agreement, (A) any unpaid amount exceeds $50,000 or (B) conditions precedent to the settlement have not been satisfied;

(xiii)                        Contract appointing any agent to act on its or their behalf;

(xiv)                       power of attorney;

(xv)                          Contract relating to the acquisition or sale of the business (or any material portion thereof), whether or not consummated and including any confidentiality agreements entered into with respect thereto; or

(xvi)                       other Contract (or group of related Contracts) the performance of which involves consideration in excess of $100,000 per year or $300,000 in the aggregate or any other Contract material to the Company, whether or not entered into in the ordinary course of business.

(b)                                 With respect to the Company’s obligations thereunder and, with respect to the obligations of the other parties thereto, all of the Contracts set forth or required to be set forth on Schedule 2.9(a) (each a “Material Contract”) hereto are valid, binding and enforceable against the Company and enforceable by the Company against the other parties thereto, in accordance with their respective terms.  The Company has performed its obligations required to be performed by it under such Contract as of the date hereof and the Company has not received any written notice that it is in default or refund claim or under or in breach of nor in receipt of any claim of default, refund, or breach under any such Contract; and to the Knowledge of the Company and the Seller Shareholders, no event has occurred which with the passage of time or the giving of notice or both would result in a default, refund, breach or event of noncompliance by the Company under any such Contract.

(c)                                  A true, correct and complete copy of each of the written Material Contracts and an accurate description of each of the oral Material Contracts which are referred to on the attached Schedule 2.9(a), have been delivered to Buyer.

(d)                                 Except as set forth on the attached Schedule 2.9(d) during the preceding five-year period, the Company has not used any name or names under which it invoiced account debtors, maintained records concerning their assets or otherwise conducted their business, other than the exact names under which it has executed the Transaction Documents.

2.10                        Intellectual Property Rights.

(a)                                 The attached Schedule 2.10(a) sets forth true and complete lists of (i) all registered and unregistered marks, all patents and registered copyrights owned by the Company or used or held for use by the Company in the business of the Company as currently conducted (the “Business”) (such marks, patents and copyrights, together with all other Intellectual Property owned by the Company or used or held for use by the Company in the Business, the “Company Intellectual Property”), (ii) software products and/or services currently or previously designed, developed, manufactured, performed (within the last 24 months), licensed, sold, distributed and/or otherwise made commercially available by the Company (the “Products”), (iii) all licenses or other agreements under which the Company is granted rights by others in Company Intellectual Property, other than licenses to the Company of unmodified, mass-marketed, executable desktop software applications with a total license fee of less than $25,000 in the aggregate for any such license or group of related licenses, and (iv) all licenses or other agreements under which the Company has granted rights to others in Company Intellectual Property, other than customer Contracts entered into in the ordinary course of business and containing terms and conditions substantially similar to the terms and conditions of the Company’s standard customer agreement, copies of which have been provided to Buyer.

(b)           The Company exclusively owns and possesses all right, title and interest in and to all Company Intellectual Property purported to be owned by the Company and has valid and enforceable licenses to use all other Intellectual Property necessary for the conduct of its Business, in each case without any conflict with or infringement by the Company of the rights of any Person and free and clear of all Liens by the Company, except as disclosed on the attached Schedule 2.10(b).  The Company is and has always been in compliance with all licenses set forth or required to be set forth on Schedule 2.10(a) including, without limitation, all licenses for Open Source Software.

(c)           All patents, marks and copyrights owned by the Company that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Knowledge of the Company and the Seller Shareholders, are valid and enforceable.

(d)           Except as disclosed on Schedule 2.10(d), there are no pending or, to the Knowledge of the Company and the Seller Shareholders, threatened claims against the Company alleging that the operation of the Business or any activity of the Company has infringed, misappropriated or otherwise conflicted with, or that the Company, by conducting its Business, would infringe, misappropriate or otherwise conflict with, any rights of any other Person in Intellectual Property, or that any Company Intellectual Property is invalid or unenforceable.  Neither the operation of the Business, nor any activity by the Company, infringes, misappropriates or violates (or in the past infringed, misappropriated or violated) any rights of any other Person in Intellectual Property.

(e)           To the Knowledge of the Company and the Seller Shareholders, except as set forth on Schedule 2.10(e), no third party is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any of the Company Intellectual Property.

(f)            Except as set forth on Schedule 2.10(f) or except as set forth on Schedule 2.10(a), no compensation or other consideration is owed to or claimed to be owed to any third party by the Company due to the Company’s ownership, license (as licensor or licensee) or use (directly or indirectly via another party) of the Company Intellectual Property.

(g)           No loss of Company Intellectual Property by the Company (other than by expiration in the ordinary course) is pending or, to the Knowledge of Seller Shareholders, threatened.  All of the computer firmware, computer hardware, and computer software (whether general or special purpose) and other similar or related items of automated, computerized, and/or software system(s) owned or leased by the Company and in the conduct of its business are in good operating condition, repair, subject only to the provision of usual and customary maintenance, and sufficient for the conduct of the Business.

(h)           Except as set forth in Schedule 2.10(h), every current and former officer, director, consultant, independent contractor and employee of the Company has executed a Contract that assigns to the Company all of their interests in any and all inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Business or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services, and all rights in Intellectual Property relating thereto.  To the Knowledge of the Company and the Seller Shareholders, no such Person is in breach of his or her obligations under such Contracts, and no such Person is party to any conflicting Contract, including any Contract that restricts them from engaging in activities for the Company.

(i)            The Company has not (except in the ordinary course of business under obligations of confidentiality) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any Person other than Buyer any trade secrets owned by the Company or used or held for use by the Company in the Business (the “Company Trade Secrets”).  The Company has taken all reasonable security measures to protect the secrecy and confidentiality of the Company Trade Secrets, including, without limitation, requiring each employee and consultant of the Company and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Buyer, and to the Knowledge of the Company and the Seller Shareholders, there has not been any breach by any party to such confidentiality agreements.

(j)            None of the Products contain, incorporate, link or call to or otherwise use Open Source Software in a manner that would obligate the Company to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any third party other than the applicable Open Source Software.

2.11        Litigation, Etc.  Except as set forth on Schedule 2.11, there are no Actions pending or, to the Knowledge of the Company and the Seller Shareholders, threatened against or affecting the Company (or to the Knowledge of the Company and the Seller Shareholders, pending or threatened against or affecting any of the officers, directors or employees of the Company with respect to the Company’s business or proposed business activities), or pending or threatened by the Company against any third party, at law or in equity, or before or by any Governmental Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by the Transaction Documents).  The Company is not subject to any arbitration proceedings under collective bargaining Contracts or any governmental investigations or inquiries; and, to the Knowledge of the Company and the Seller Shareholders, there is no valid basis for any of the foregoing.  The Company is not subject to any judgment, order or decree of any court or other Governmental Entity, or have received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage which may be material to their business.

2.12        Brokers.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based on any Contract to which the Company is a party or otherwise binding upon the Company. Except as set forth in Schedule 2.12, the Company has not made, and the Company is not obligated to make, any payment to any Person with respect to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by the Transaction Documents.

2.13        Insurance.  The attached Schedule 2.13 lists each insurance policy maintained for or on behalf of the Company with respect to its properties, assets and business.  All of such insurance policies are in full force and effect, no default exists with respect to the obligations of the Company under any such insurance policies and the Company has not received any notification of cancellation of any of such insurance policies.  All premiums with respect to such insurance policies have been paid through the date hereof.  There are no pending claims against such insurance with respect to the Company as to which the insurers have denied coverage or otherwise reserved rights.  Except as set forth on Schedule 2.13, the Company has no self-insurance or co-insurance programs.

2.14        Employees.  With respect to the Company: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the Knowledge of the Company and the Seller Shareholders, no executive or key employee has any present intention to terminate their employment; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) to the Knowledge of Seller Shareholders, no union organizing efforts are underway or threatened and no other question concerning representation exists; (v) no labor strike, work stoppage, slowdown, or other labor dispute has occurred, and none is underway or, to the Knowledge of the Company and the Seller Shareholders, threatened; and (vi) there is no workman’s compensation Liability or Action pending or, to the Knowledge of the Company and the Major Seller Shareholder, threatened; (vii) there is no employment-related charge, complaint, grievance, investigation, inquiry or Liability of any kind, pending or, to the Knowledge of the Company and the Seller Shareholders, threatened in any forum, relating to an alleged violation or breach by the Company of any Legal Requirements relating to the employment of labor and, (viii) to the Knowledge of the Company and the Seller Shareholders, no employee or agent of the Company has committed any act or omission giving rise to any Liability for any violation identified in subsection (vii) above.  Except as set forth on Schedule 2.14 or as contemplated by Section 2.10(h) or Section 2.10(i), neither the Company nor, to the Knowledge of the Company and the Seller Shareholders, any of the Company’s employees is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar Contracts relating to, affecting or in conflict with the current business activities of the Company.  Schedule 2.14 contains a correct and complete list of all employees and independent contractors of the Company as of the date hereof, including a list of all officers and directors of the Company, and whether or not they have executed and delivered to either of them any (i) any Contract with the Company preventing such Person from competing with the Company during and/or following termination of employment, (ii) any Contract with the Company preventing such Person from soliciting and hiring employees of the Company during and/or following termination of employment or (iii) any Contract with the Company preventing such Person from soliciting and servicing any customers of the Company.  The classification of each employee as exempt or nonexempt or an independent contractor, the base salary or wage rates and any incentive or other form of compensation (including bonuses thereto) for the employees and independent contractors of the Company is set forth on Schedule 2.14.  All amounts of bonuses accrued by employees and independent contractors of the Company up to and including the Closing Date have been properly accrued for.  No current employee or independent contractor of the Company has advised the Company that he or she has excluded works or inventions made prior to his or her employment with the Company from any inventions agreement between the Company and such Person.  To the Knowledge of the Company and the Seller Shareholders, all employees employed by the Company devote all of their business time and attention to the businesses of the Company.  The Company is in compliance in all  respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, classification of employees, wages and hours, occupational safety and health, including, but not limited to, the National Labor Relations Act, the Immigration Reform and Control Act of 1986, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, 42 U.S.C.  Section 1981, the Americans With Disabilities Act, the Fair Labor Standards Act, ERISA, the Occupational Safety and Health Act, the Family Medical Leave Act, and any other law respecting employment, including, but not limited to, authorization to work in the United States, equal employment opportunity (including prohibitions against discrimination, harassment, and retaliation), payment of wages, hours of work, occupational safety and health, and labor practices.  In the last three years, (i) the Company has not effected a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of, and notification requirements under, any state, local or foreign law or regulation similar to the WARN Act and (iii) during the ninety (90) day period immediately preceding the date of this Agreement, the Company has not terminated involuntarily the employment of more than five (5) individuals from employment in positions, excluding individuals who were “part-time employees” of the Company within the meaning of the WARN Act, 29 U.S.C. § 2101(a)(8) and applicable regulations at 20 C.F.R. § 639.3(h).

2.15        ERISA.

(a)           Except as disclosed and set forth on the attached Schedule 2.15(a), the Company does not maintain, sponsor, contribute to, provide benefits under or have any actual or potential Liability with respect to any Employee Benefit Plan.

(b)           The Employee Benefit Plans have been and shall be through the Closing Date maintained in compliance in all  respects with their terms and with the requirements of the Code and ERISA and all other applicable laws and regulations, and the Company has not received notification to the contrary from the Internal Revenue Service, Department of Labor, or the PBGC.  Except as set forth on the attached Schedule 2.15(b), each Employee Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and no event or omission has occurred that would cause any Employee Benefit Plan to lose such qualification.  No asset of the Company is subject to any lien under ERISA or the Code, and the Company has not incurred any Liability under Title IV of ERISA or to the PBGC.  No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending, or to the Knowledge of the Company and the Seller Shareholders, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof, and there is no reasonable basis for any such litigation or proceeding.

(c)           The Company has never: (i) maintained, contributed to or had any actual or potential Liability with respect to any active or terminated, funded or unfunded, Multiemployer Plan or employee benefit plan subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) failed to satisfy any minimum funding requirement, if any, under Section 412 of the Code or Section 302 of ERISA; (iii) failed to make a required contribution or payment to a Multiemployer Plan (as described in Section 4001 (a)(3) of ERISA); or (iv) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan.

(d)           With respect to each Employee Benefit Plan, all required payments, premiums, contributions, reimbursements or accruals or Liabilities incurred for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued in the Final Working Capital.

(e)           The Company does not, and as of the Closing Date, the Company will not maintain or contribute to any Employee Welfare Benefit Plan which provides benefits to employees after termination of employment (other than as required under Section 601 of ERISA or applicable state law).  The Company has complied in all respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.  Each Employee Benefit Plan that provides health benefits (except a medical reimbursement account), long-term disability benefits, or life insurance benefits is fully insured.

(f)            The Company has provided Buyer with true, complete and correct copies, to the extent applicable of (i) all documents pursuant to which the Employee Benefit Plans are maintained, funded and administered, (ii) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments), (iii) the two most recent actuarial valuation reports, (iv) the two most recent financial statements, (v) all governmental rulings, determinations and opinions (and pending requests for governmental rulings, determinations and opinions), (vi) the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future benefit obligations under each Employee Benefit Plan that provides post-retirement or post-employment, health, life insurance, accident or other “welfare-type” benefits, and (vii) all non-routine correspondence to and from any state or federal agency.

(g)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) other than the SAR Plan Obligations, result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Affiliates; (ii) limit the right of the Company or any of its Affiliates to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or independent contractor of the Company or an Affiliate.

(h)           Neither the Company nor any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the Employee Benefit Plans which could subject any such Employee Benefit Plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

(i)            The Company has no Liability (potential or otherwise) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other entity.

(j)            (i) Each Employee Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Employee Benefit Plan has failed to effectively reserve the right of the Company or the Affiliate to so amend, terminate or otherwise modify such Employee Benefit Plan.  (ii) Neither the Company nor any of its Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.  (iii) Each asset held under each Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(k)           Since December 31, 2008 and through December 31, 2014, each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2008.  From and after January 1, 2009, each NQDC Plan has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Employee Benefit Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(l)            No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

2.16        Compliance with Laws.  The Company has complied in all material respects with, and is currently in compliance in all material respects with, all applicable laws, ordinances, codes, rules, requirements, regulations and other Legal Requirements of all Governmental Entities relating to the operation and conduct of its business or any of its properties or facilities, including all laws, ordinances, codes, rules, requirements, regulations and other Legal Requirements concerning trade practices, advertising, antitrust or competition or relating to employment of labor and the Company has not received written notice (whether material or not) of any violation, and/or non-written notice of a violation, of any of the foregoing.

2.17        Affiliated Transactions.  Except as set forth on the attached Schedule 2.17, no officer, director, shareholder or, to the Knowledge of the Company and the Seller Shareholders, any SAR Holder or other Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest (an “Insider”), is a party to any Contract with the Company or has any interest in any property, asset or right used by the Company or necessary or desirable for its Business or has received any funds from the Company since the date of the Latest Balance Sheet other than payment of salary and benefits to such Insider as an employee in the ordinary course of business and Tax distributions.

2.18        Customers and Suppliers.

(a)           The attached Schedule 2.18(a) lists each customer of the Company (including distributors) accounting for more than 2% of the gross revenues of the Company for each of the two most recent fiscal years (and the revenues generated from such customer).

(b)           The attached Schedule 2.18(b) lists each vendor, supplier, service provider and other similar business relation of the Company from whom the Company purchased greater than $75,000 in goods and/or services over the course of the 12 months ending December 31, 2014 or the 2-months ended February 27, 2015, and whether such amounts are past due.

(c)           The Company has not received any written indication from any customer identified on Schedule 2.18(a) or supplier identified on Schedule 2.18(b) to the effect that, and the Company has no reason to believe that, such customer or vendor, supplier or service provider will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise).

2.19        Real Property.

(a)           The Company does not own any real property.

(b)           Schedule 2.19(b) attached hereto contains a complete list of all real property leased or subleased by the Company (the “Leased Real Property”).  The Company has a valid leasehold interest in each Leased Real Property, subject only to Permitted Liens.  The Company has previously delivered to Buyer complete and accurate copies of each of the leases for the Leased Real Property (the “Leases”).  With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting the enforcement of creditors’ rights generally or by general principles of equity; (ii) neither the Company, nor, to the Knowledge of the Company and the Seller Shareholders, any other party to the Lease is in breach or default and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) no party to the Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to the Lease; (v) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

(c)           With respect to the Leased Real Property: (i) the current use of such property and the operation of the Company’s business does not violate the Lease and (ii) except for the Lease, there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of the Leased Real Property except in favor of the Company.

2.20        Environmental and Safety Matters.  The Company has complied in all  respects and is in compliance with all Environmental and Safety Requirements (including all permits and licenses required thereunder) without any fines or monetary Liabilities attached.  The Company has not received any oral or written notice of any violation of, or any Liability under, any Environmental and Safety Requirements.  No facts or circumstances with respect to the operations of the Company through the Closing or the Leased Real Property prior to the Closing Date or disposed of prior to such time will hinder or prevent continued compliance with, or give rise to any Liability (including any corrective or remedial obligation) under any Environmental and Safety Requirements.

2.21        Legal Compliance.  The items listed on Schedule 2.21 constitute all of the permits, filings, notices, licenses, consents, authorizations, accreditation, waivers and approvals, to or with any Governmental Entity or any other Person (collectively, the “Consents”) which are required for the consummation of the transactions contemplated by the Transaction Documents or the ownership of the assets or the conduct of the Business of the Company.  All such Consents have been obtained by the Company, as applicable, as of the Closing and shall remain in full force and effect after the Closing.

2.22        Absence of Certain Developments.  Except as set forth in Schedule 2.22 attached hereto, since the Latest Balance Sheet, the Company has not:

(a)           redeemed or repurchased, directly or indirectly, any shares of capital stock (or other equity securities);

(b)           issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company;

(c)           borrowed any amount or incurred or become subject to any Indebtedness;

(d)           mortgaged, pledged or subjected to any Lien any portion of its properties or assets;

(e)           sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to the Company or any employees or Affiliates of the Company) any of its assets (whether tangible or intangible), except for sales of inventory in the ordinary course of business and sales of other assets not in excess of $50,000 in the aggregate and other than licenses granted to customers in the ordinary course of business pursuant to Contracts containing terms and conditions substantially similar to the terms and conditions of the Company’s standard customer agreement, copies of which have been previously provided to the Buyer;

(f)            disclosed any proprietary confidential information to any Person that is not subject to any confidentiality agreement;

(g)           suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business;

(h)           suffered any theft, damage, destruction or casualty loss in excess of $50,000, to its assets, whether or not covered by insurance;

(i)            accelerated or terminated any Contract, taken any other action or entered into any other transaction involving more than $100,000 outside the ordinary course of business;

(j)            (i) made or granted any bonus or increase in the compensation or benefits of any employee or officer of the Company (other than in the ordinary course of business, and not in contemplation of this transaction or other similar transactions) or (ii) entered into, amended, modified or terminated any Employee Benefit Plan;

(k)           conducted its billing and collection of receivables and inventory purchases other than in the ordinary course of business;

(l)            made any capital expenditures or commitments therefor in excess of $50,000 (other than in the ordinary course of business and in amounts sufficient to support ongoing business operations);

(m)          delayed or postponed the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and other obligations and Liabilities;

(n)           made loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $50,000 in the aggregate;

(o)           instituted or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of the Company of more than $50,000 in the aggregate;

(p)           granted any performance guarantees to its customers other than in the ordinary course of business and consistent with the policies and practices disclosed to Buyer;

(q)           instituted or permitted any material change in the conduct of its Business, or any material change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(r)            declared, set aside or paid any dividend or made any similar distribution, redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock (or other equity securities), or made any loan or entered into any transaction with or distributed any assets or property to any of its officers, directors, shareholders, Affiliates or other Insiders, except for compensation paid to Insiders as employees or Tax distributions in the ordinary course of business;

(s)            acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets or stock; or

(t)            committed to do any of the foregoing.

2.23        Bank Accounts.  Schedule 2.23 lists all of the Company’s bank accounts.

2.24        Privacy of Individually Identifiable Personal Information.  The Company’s collection and use of individually identifiable personal information complies in all respects with the Company’s privacy policies, any Contract relating to privacy and all applicable state, federal and foreign privacy laws.

2.25        Investment Company Status.  The Company is not and has not been at any time, nor is the Company controlled by (or has ever been controlled by) any Person who is (or was at such time), an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

2.26        Indebtedness.  Except as set forth on the attached Schedule 2.26, the Company has no outstanding Indebtedness.

2.27        Statements True and Correct.  No representation or warranty or disclosure made by the Company in any Transaction Document contains any untrue statement of material fact or omits to state any material fact necessary in order to make statements contained herein or therein not materially misleading in light of circumstances under which they were made.  Except for the representations and warranties specifically set forth in this Article 2 or any other Transaction Document, the Seller Shareholders make no other representation or warranty to Buyer, express or implied, at law or in equity.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Seller Shareholders and the Company to enter into and perform their respective obligations under this Agreement, Buyer represents and warrants that the statements contained in this Article 3 are true and correct as of the Closing Date.

3.1          Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, which is the only jurisdiction in which its ownership of property or conduct of business requires it to be qualified.  The Company possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement and the Transaction Documents.

3.2          Authorization of Transaction.  Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder.  The execution, delivery and performance of the Transaction Documents to which Buyer is a party have been duly authorized by Buyer.  Each of the Transaction Documents to which Buyer is a party constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3          Noncontravention.  The execution and delivery by Buyer of this Agreement, and all other Transaction Documents to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the securities or any asset or property of Buyer pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the charter or bylaws or equivalent governing document of Buyer, or any Legal Requirement to which Buyer or any of its Affiliates or any of their assets or properties is subject, or any Contract, order, judgment or decree to which Buyer or any of its Affiliates or any of their assets or properties is subject.

3.4          Brokers.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based on any Contract to which Buyer is a party or otherwise binding upon Buyer, except as set forth in Schedule 3.4.  Except as set forth in Schedule 3.4, Buyer has not made, and Buyer is not obligated to make, any payment to any Person in connection with the transactions contemplated by the Transaction Documents.  No rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by the Transaction Documents.

3.5          Financial Availability.  Buyer has the financial ability to consummate the truncations contemplated by this Agreement, to satisfy its obligations hereunder on or after the Closing Date, to make payment of all amounts to be paid by it under this Agreement at Closing and after the Closing Date.

3.6          Accredited Investor.  Buyer is an accredited investor as such term is defined in Rule 501(a) of the Securities Act.

3.7          Litigation.  There are no proceedings pending or, to the Knowledge of Buyer, overtly threatened against or affecting Buyer at law or in equity, or before or by any

Governmental Entity, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 4
ADDITIONAL AGREEMENTS

4.1          Expenses.  Except as otherwise provided herein, each Party hereto shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).

4.2          Tax Matters.

(a)           All transfer, documentary, sales, use, stamp, registration, notaries fees and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any gains tax, transfer tax and any similar tax imposed in any state or subdivisions), shall be borne and paid by the Seller Shareholders.  The Company will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Seller Shareholders, the Company and Buyer will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation; provided that any expenses of the Company pursuant to this Section 4.2(a) shall be paid by the Seller Shareholders.

(b)           The Seller Shareholders, at their sole cost and expense, shall prepare and timely file all income Tax Returns, other than those income Tax Returns that could give rise to an entity level Tax, of the Company for any Pre-Closing Tax Period that are required to be filed after the Closing Date (including the IRS Form 1120S for the Company and any comparable state and local Tax Returns) (the “S Corporation Returns”).  Each S Corporation Return shall be prepared in a manner consistent with past Tax Returns in accordance with existing procedures, practices and accounting methods of the Company except as required by applicable Legal Requirements.  The Major Seller Shareholder shall provide any such S Corporation Return due after the Closing Date to the Buyer at least thirty (30) days prior to the due date for filing such S Corporation Return (taking into account any applicable extensions) and shall incorporate any comments reasonably requested by the Buyer on such S Corporation Returns prior to filing.  If the Major Seller Shareholder, on one hand, and Buyer, on the other hand, are unable to agree on any comments requested by Buyer, the disputed issues shall be submitted to the Independent Accounting Firm whose determination shall be final, binding and conclusive upon the parties and whose costs shall be borne equally by Buyer, on the one hand, and the Seller Shareholders on the other.  To the extent it is necessary for the Buyer to cause the Company to file any S Corporation Return prepared by the Seller Shareholders, the Buyer shall cause the Company to file such S Corporation Return prepared by the Seller Shareholders and timely delivered to the Buyer in accordance with this Section 4.2(b) and the Seller Shareholders shall pay to Buyer the amount of Taxes with respect to such Tax Returns fifteen (15) days prior to such filing by Buyer.  Except as required by Legal Requirements, without the prior written consent of the Major Seller

Shareholder, which consent shall not be unreasonably delayed or withheld, Buyer, the Company, and their Affiliates will not, and Buyer will not permit any of the foregoing to, amend any S Corporation Return described in this Section 4.2(b) or any Tax Return of the Company that was filed prior to the Closing Date.

(c)           Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns (other than the S Corporation Returns) required to be filed for the Company for Pre-Closing Tax Periods and Straddle Periods (the “Buyer Prepared Returns”).  To the extent that a Buyer Prepared Return relates solely to a taxable period ending on or prior to the Closing Date, such Buyer Prepared Return shall be prepared, at the Seller Shareholders’ expense, consistent with past practice of the Company in accordance with existing procedures, practices and accounting methods, except to the extent required by applicable Legal Requirements.  Buyer shall provide a copy of the Buyer Prepared Returns to the Major Seller Shareholder at least thirty (30) days prior to the due date for filing such Tax Returns (taking into account any applicable extensions) to allow the Major Seller Shareholder to review and comment on such Tax Returns, and shall incorporate any reasonable comments requested by the Major Seller Shareholder on such Buyer Prepared Returns prior to filing.  Seller Shareholders shall pay to Buyer the amount of Taxes with respect to such Tax Returns for which they are responsible pursuant to Section 6.2(a)(iii).  Except as required by Legal Requirements, without the prior written consent of the Major Seller Shareholder, which consent shall not be unreasonably delayed or withheld, Buyer, the Company and their Affiliates shall not, and Buyer shall not permit any of the foregoing to, amend, refile or modify any Tax Return described in this Section 4.2(c) if such amendment, refiling or modification could reasonably be expected to give rise to an indemnification obligation of the Seller Shareholders under this agreement.

(d)           In the case of Taxes of the Company that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall include the following: (i) in the case of any Taxes based upon or measured by income, gain or receipts, sales or use, or payroll Taxes of the Company, the amount of such Tax which would be payable if the relevant Taxable period actually ended at the end of the day on the Closing Date based on an interim closing of the books and (ii) in the case of any other Taxes, the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.  Except as otherwise required by Legal Requirements, the Company Transaction Expenses shall be allocable to and treated solely as income Tax deductions of the Company for the Tax year or portion of the Straddle Period that ends on the Closing Date.

(e)           The amount of any Tax due from Seller Shareholders pursuant to Section 4.2(b) and Section 4.2(c), shall be reduced to the extent such Tax was reflected as an accrual, reserve or liability in the Final Working Capital.  In addition, Buyer shall indemnify and hold harmless the Seller Shareholders for any increase in income tax liability of the Seller Shareholders that is attributable to income or gain realized by the Company on the Closing Date after the Closing that is outside of the ordinary course of business other than Taxes imposed as a result of the Section 338(h)(10) Election.

(f)            Buyer shall file or cause to be filed all Tax Returns for the Company that are required to be filed, and pay or cause to be paid, all Taxes that are required to be paid by or with respect to the income, assets or operations of the Company for any Tax period beginning  after the Closing Date (the “Post-Closing Tax Period”).

(g)           After the Closing, any Tax refunds or credits for overpayment of Taxes (including any interest paid or credited with respect thereto) of, or with respect to, the Company that are attributable or allocable to any Pre-Closing Tax Period shall be for the account of the Seller Shareholders.  Buyer will or will cause the Company to use reasonable efforts to promptly inform the Major Seller Shareholder of any refunds or credits for overpayment to which the Seller Shareholders is entitled hereunder Buyer shall control (at the Major Seller Shareholder’s expense) the prosecution and content of any such refund or credit claim (including, but not limited to, any position to be taken on such claim).  Buyer shall pay over to the Seller Shareholders any such refund or the amount of any such credit (net of any cost to Buyer and its Affiliates attributable to the obtaining and receipt of such refund or credit) within ten (10) calendar days after receipt thereof or entitlement thereto.  Notwithstanding the foregoing, any such refund or credit for overpayment shall be for the account of Buyer to the extent such refund or credit is attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period of items of loss, deduction or credit, or other Tax items, of the Company (or any of its respective Affiliates, including Buyer).  To the extent such refund (or credit) is subsequently disallowed or required to be returned to the applicable Governmental Entity, the Seller Shareholders agree to promptly repay the amount of such refund (or credit), together with any interest, penalties or other additional amounts imposed by such Governmental Entity, to Buyer.

(h)           Buyer, the Company and their Affiliates, on one hand, and the Major Seller Shareholder, on the other hand, will promptly (and in any event, within ten (10) days) notify the other party in writing upon receipt by any of the foregoing of any inquiries, claims, assessments, audits, examinations, or similar events with respect to Tax Returns of the Company for any Tax period beginning before the Closing or with respect to Taxes for which any of the Seller Shareholders could be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.  The Major Seller Shareholder shall be entitled to control the defense of any such Tax Matter related to the Company before any Governmental Entity that relates solely to an S Corporation Return, provided, however, that Buyer, at Buyer’s cost and expense, shall have the right to participate in and be reasonably informed of the progress of any Tax Matter controlled by the Major Seller Shareholder, and the Major Seller Shareholder shall not settle or compromise any such Tax Matter without obtaining Buyer’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.  The Buyer shall be entitled to control the defense of any other Tax Matter related to the Company before any Governmental Entity, provided, however, that the Major Selling Shareholder, at the Major Selling Shareholder’s cost and expense, shall have the right to participate in and be reasonably informed of the progress of any Tax Matter controlled by the Buyer, and the Buyer shall not settle or compromise any such Tax Matter without obtaining the Major Selling Shareholder’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Buyer does not elect to control the defense of such a Tax Matter, the Major Seller Shareholder may control the defense of such Tax

Matter but shall keep the Buyer informed of the progress of such Tax Matter, and the Buyer shall be entitled to participate in such Tax Matter relating to the Company (including through participation in meetings and conference calls with the relevant Governmental Entity, receipt of copies of correspondence relating to such Tax Matter and the right to review and comment on any submissions to be made to any Governmental Entity in connection with such Tax Matter); provided, further, that no settlement shall be agreed to without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Any indemnification Proceedings relating to Tax Matters shall be governed solely by this Section 4.2(h) and not by Article VI.

(i)            The Company and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 4.2 and any audit, litigation, or other matter with respect to Taxes.  Such cooperation shall include the maintenance and retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding or matter, including information necessary for Buyer to evaluate the making of the Section 338(h)(10) Election, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(j)            Buyer and the Seller Shareholders shall jointly make an election under Code Section 338(h)(10) (and any corresponding election under state, local, and non-U.S. Tax Legal Requirements) with respect to the purchase and sale of the Purchased Securities hereunder (collectively a “Section 338(h)(10) Election”), and shall cooperate with each other and take all actions necessary and appropriate (including the execution and filing of Tax forms and such other documents as may be required) to effect and preserve a timely election.  At the Closing, the Seller Shareholders and the Buyer shall exchange properly executed IRS Forms 8023 in connection with the purchase and sale of the Purchased Securities and any applicable state or local forms in a form reasonably acceptable to Buyer.  The Seller Shareholders shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Legal Requirements and shall be responsible for any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election (“Company 338(h)(10) Taxes”), including (i) any Tax imposed under Code Section 1374, (ii) any Tax imposed under Reg. Section 1.338(h)(10)-1(d)(2), or (iii) any state, local, or non-U.S. Tax imposed on the Company’s gain.

(k)             The Company and Seller Shareholders shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362.  The Company and Seller Shareholders shall not take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.  In connection thereto, the Company and Seller Shareholders shall not allow the Company to make any distribution that could cause the Company to have more than one class of stock within the meaning of Code section 1361 and the Treasury Regulations promulgated thereunder.

4.3          Confidentiality; Non-Compete: Non-Solicitation; Non-Disparagement.  In further consideration for the payment of the Purchase Price hereunder and in order to protect the value of the Purchased Securities purchased by Buyer (including, without limitation, the goodwill inherent in the Company as of the Closing Date), upon the Closing of the transactions contemplated by this Agreement, the Major Seller Shareholder and each Seller Shareholder, as applicable, agrees as follows:

(a)           As an owner of the Securities, and/or an employee of the Company, the Seller Shareholders have had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information, as defined below) of the Company.  Each of the Seller Shareholders agrees that unless such Seller Shareholder first secures the written consent of an authorized representative of the Company and Buyer, such Seller Shareholder shall not use for his or herself or anyone else, and shall not disclose to others, any Confidential Information, except as may be necessary for him or her to carry out his or her duties, except with respect to any claims arising out of any of the Transaction Documents or except to the extent such use or disclosure is required by law or order of any Governmental Entity (in which event such Seller Shareholder shall, to the extent practicable, inform the Company and Buyer in advance of any such required disclosure, shall cooperate with the Company and Buyer, at the Company’s and Buyer’s expense, in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements).  Each Seller Shareholder shall use reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)           (i) Each Seller Shareholder further agrees that, at any time requested, such Seller Shareholder shall promptly deliver to the Company and Buyer all Confidential Information and other Intellectual Property of the Company in such Seller Shareholder’s possession and control and all copies thereof, in whatever form or medium, including, without limitation, written records, optical and magnetic media, and all other materials containing or embodying any such Intellectual Property.  If the Company requests, each Seller Shareholder shall promptly provide written confirmation that such Seller Shareholder has returned all such materials.

(c)           Each Seller Shareholder agrees that the Company has received from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Each Seller Shareholder agrees that he or she owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person (except as necessary in carrying out such Seller Shareholder’s future work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express authorization of the Company.

(d)           With respect to the Major Seller Shareholder only, the Major Seller Shareholder acknowledges that he has and shall become familiar with Confidential Information concerning the Company and the Buyer and its Affiliates.  Therefore, the Major Seller Shareholder agrees that during the period beginning on the date hereof and ending on the three (3) year anniversary of the Closing (the “Non-compete Period”), he shall not (and shall not take any steps toward or preparations in respect of), directly or indirectly, for himself or for any other

Person, own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise (i) which is competitive to the Business as conducted during the period of Major Seller Shareholder’s employment with the Company or Buyer or its Subsidiaries or Affiliates or (ii) which provides global information technology services using an off-shore model where at least a majority of such Person’s (or in the case of a business unit, division or subsidiary, majority of its employees, as the case may be) employees are located in non-US locations (i.e., India, Sri Lanka, China etc.) or (iii) which provides any services that are competitive to the Business as conducted by the Company or Buyer or its Subsidiaries or Affiliates during the period of Major Seller Shareholder’s employment with the Company or Buyer or its Subsidiaries or Affiliates and whether on such Major Seller Shareholder’s own or on behalf of any Apparatus Competitor to any Person that was either a Company Customer or a Prospective Customer.  For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner; provided that the foregoing activities shall not include passive ownership of less than 3% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market by the Major Seller Shareholder.  The Major Seller Shareholder agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(e)

(i)            During the Non-compete Period, each Seller Shareholder (other than the Major Seller Shareholder) shall not directly (A) induce or attempt to induce any employee of the Company to leave the employ of the Company, (B) hire or employ any person who was an employee of the Company at any time during the six month period immediately prior to the date hereof, or (C) induce or attempt to induce any Company Customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company.  This Section 4.3(e)(i) shall not prevent general advertising in publications of general circulation for employment not specifically directed at employees of the Company.

(ii)           During the Non-compete Period, the Major Seller Shareholder shall not directly or, indirectly through another Person, (A) induce or attempt to induce any employee of the Company or Buyer to leave the employ of the Company or Buyer, (B) hire or employ any person who was an employee of the Company or Buyer at any time during the six month period immediately prior to the date hereof, (C) induce or attempt to induce any Company Customer or Buyer Customer, supplier, licensee, licensor or other business relation of the Company or Buyer and its subsidiaries, affiliates to cease doing business with the Company or Buyer or its Subsidiaries or Affiliates, or (D) call on, solicit, or service any Company Customer, supplier, licensee, licensor or Prospective Customer with respect to provision of products and/or services that are provided by the Company or Buyer or its Subsidiaries or Affiliates during the period of Major Seller Shareholder’s employment with the Company or Buyer or its Subsidiaries or Affiliates for the purpose of diverting or attempting to divert or influence any business of such Person to any Apparatus Competitor or Person competitive to Buyer.

(f)            Each of the Seller Shareholders acknowledges that, in the course of his employment with the Company, if applicable, or holding Securities thereof, he has become familiar with the Confidential Information of the Company, and with respect to Major Seller Shareholder, shall become familiar with the Confidential Information of Buyer and its Subsidiaries and Affiliates.  The Major Seller Shareholder further acknowledges that the scope of the business of the Company or Buyer and its subsidiaries or affiliates is independent of location (such that is not practical to limit the restrictions contained in Section 4.3(d) to a specified country, city, or part thereof) and, that the Major Seller Shareholder has had direct or indirect responsibility, oversight or duties with respect to all of the businesses of the Company and its current and prospective employees, vendors, customers, clients and other business relations, and Major Seller Shareholder shall become familiar with the business of Buyer and its Affiliates and Subsidiaries and that, accordingly, the restrictions contained in this Section 4.3 are reasonable in all respects and necessary to protect the goodwill and Confidential Information of the Company and Buyer and that, without such protection, the Company and Buyer customer and client relationship and competitive advantage would be materially adversely affected.  It is specifically recognized by the Major Seller Shareholder that his services to the Company and services to be performed to Buyer are special, unique, and of extraordinary value, that the Company and Buyer  have a protectable interest in prohibiting the Major Seller Shareholder as provided in this Section 4.3, that the Major Seller Shareholder was significantly responsible for the creation and preservation of the Company and Buyer goodwill, and that money damages are insufficient to protect such interest, and that such prohibitions would be necessary and appropriate without regard to payments being made to the Major Seller Shareholder hereunder.  The Major Seller Shareholder further acknowledges that the restrictions contained in Section 4.3(d) do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which the Company or Buyer conducts its business and do not deprive the Major Seller Shareholder of his livelihood.

(g)           If, at the time of enforcement of this Agreement, a court holds that the restrictions stated in this Section 4.3 are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances as determined by such court shall be substituted for the stated period, scope or area.  The Parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of any provisions of this Section 4.3 that is continuing, the Company, Buyer and their respective successors and permitted assigns and any third party beneficiary to this Agreement may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach or violation by any Seller Shareholder of this Section 4.3, the Non-compete Period shall be tolled until such breach or violation has been duly cured.  Each Seller Shareholder agrees that the restrictions contained in this Section 4.3 are reasonable.

(h)           Each Seller Shareholder acknowledges and represents that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) he has consulted with independent legal counsel regarding his or her rights and obligations under this Section 4.3, (iii) that he fully understands the terms and conditions contained herein, and (iv) that the agreements in this Section 4.3 are reasonable and necessary for the protection of the Company and Buyer and are an essential inducement to Buyer to enter into this Agreement.

4.4          Litigation Support.  Subject to Section 6.4, in the event that, and for so long as, any Party is actively contesting or defending against any Action in connection with (a) any transaction contemplated by any of the Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction prior to the Closing Date involving the Company, each of the other Parties will reasonably cooperate with such contesting or defending Party and its counsel in the contest or defense, make available their personnel, and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under the provisions of this Agreement).

4.5          Transition Services.  The Seller Shareholders will not take any action which is designed  intended or would reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, employees (other than as contemplated hereby), service providers, lessors, licensors and other business associates from maintaining the same business relationships with the Company after the date of this Agreement.

4.6          Proceeds from Purchase Price.  From and after the Closing, Seller Shareholders agree not to use any of the proceeds from the Purchase Price to make any payments to any customer of the Company or to the employees of the Company, except that the Company and the Seller Shareholders (and the Major Seller Shareholder) may pay the SAR Holders pursuant to the terms of the cash-out agreements entered into by the Company and the Major Seller Shareholder with each of the SAR Holders (the “Cash-Out Agreements”).

4.7          Key Employee Restricted Stock Bonus Pool.  The board of directors of Buyer has authorized and approved, and will not revoke, modify or alter, the grant of an aggregate amount of three million dollars ($3,000,000) (but in no event shall such incentive pool grant exceed eighty thousand (80,000) shares of common stock of Buyer)) (the “Incentive Pool”) in the form of restricted shares of common stock of Buyer for certain key employees (“Key Employees”) of the Company pursuant to Buyer’s 2007 Stock Option and Incentive Plan (“Buyer Stock Plan”).  Schedule 4.7 sets forth the Key Employees for which the Buyer’s Board of Directors has approved awards from the Incentive Pool and the form, amounts and vesting schedules of such awards (including a copy of the form restricted stock award agreement or other similar Contract to be executed by Buyer and each Key Employee of Company that has received an award from the Incentive Pool); provided that the vesting period for each restricted stock award shall be 25% of the shares to any Key Employee vesting on June 1, 2016, and 25% each anniversary thereafter until full vesting on June 1, 2019.

4.8          Key Employee Bonus Pool.  The board of directors of Buyer has authorized and approved an employee cash bonus pool (“Bonus Pool”) in an amount set forth in Schedule 4.8 for Key Employees of the Company, subject to achievement of certain revenue and EBITDA milestones set forth in Schedule 4.8 on the terms set forth therein.  Schedule 4.8 sets forth the Key Employees for which Buyer’s board of directors has approved amounts that may be earned under the Bonus Pool, along with the terms and conditions applicable to each Key Employee to earn any applicable bonus under such Bonus Pool.

4.9          Press Releases.

(a)           Except as may otherwise be required by Legal Requirements or as expressly set forth herein, the timing and content of all press releases and public announcements relating to the transactions contemplated by this Agreement and the other Transaction Documents shall be determined jointly by Buyer and the Company prior to the Closing Date and thereafter by Buyer.

(b)           Except as may otherwise be required by Legal Requirements or as expressly set forth herein or in Section 4.9(a), the timing and content of all communications to the Company’s customers, vendors and employees relating to the transactions contemplated by this Agreement and the other Transaction Documents shall be determined jointly by Buyer and the Company prior to the Closing Date and thereafter by Buyer in consultation with the Major Seller Shareholder; provided, however that no such other communications may disclose the Purchase Price.

4.10        Customer Consents.  Following the Closing, the Major Seller Shareholder will use commercially reasonable efforts to obtain within ten (10) Business Days after the Closing Date the Consents listed on Schedule 2.21 which were not obtained prior to the Closing.

ARTICLE 5
DELIVERABLES

5.1          Company Deliverables.  At the Closing, the Seller Shareholders and Company shall deliver the following documents to the Buyer:

(a)           Evidence that all filings, notices, licenses, permits and other Consents of, to or with, any Governmental Entity or any other Person that are required by the Company (i) for the consummation of the transactions contemplated by the Transaction Documents, or (ii) in order to prevent a breach of or default under or a right of termination or modification of any Contract to which the Company is a party or to which any portion of the property of the Company is subject.

(b)           All payoff letters and releases relating to any Indebtedness as set forth on Schedule 2.26 and releases from third parties of any and all Liens relating to the assets and property of the Company.

(c)           The employment agreements set forth on Exhibit A hereto executed by the Major Seller Shareholder, Jared Adams and Aman Brar.

(d)           The agreements in the forms set forth on Exhibit B attached hereto executed by the Key Employees and the Company.

(e)           Certified copies of the Company’s Articles of Incorporation as filed with the Secretary of State of Indiana; certified copies of the resolutions duly adopted by the

Company’s Board and its shareholders authorizing the Company’s execution, delivery and performance of this Agreement and the Transaction Documents, the Company’s corporate records, stock ledgers and minute books and such other documents or instruments as Buyer may reasonably request or may be required to effect the transactions contemplated hereby.

(f)                                   A certificate, dated as of the Closing Date, executed by an authorized officer of the Company certifying that there are no other Company Transaction Expenses owed by the Company.

(g)                                  A certificate, dated of the Closing Date, executed by each Seller Shareholder establishing an exemption from withholding Tax under Section 1445 of the Code in accordance with the Treasury Regulations promulgated thereunder, as set forth on Exhibit C hereto.

(h)                                 Executed agreements from all SAR Holders that the SAR Plan Obligation with respect to such SAR Holder has been terminated and satisfied in full between the Company and such SAR Holder (and Company has remitted or withheld all applicable Taxes with respect to any payments to the SAR Holders required to be made at Closing).

(i)                                     The duly executed stock powers from the Seller Shareholders together with any stock transfer stamps or receipts for any transfer taxes required to be paid thereon.

(j)                                    The resignations of each director of the Company, effective as of the Closing Date.

(k)                                 An Escrow Agreement by and among Buyer, the Major Seller Shareholder and the Escrow Agent (the “Escrow Agreement”) in accordance with the terms of this Agreement, executed by the Major Seller Shareholder.

(l)                                     The 401(k) Plan of the Company shall be terminated immediately prior to the Closing.

(m)                             That certain Sublease Agreement, dated December 1, 2014, by and between the Company and 3325, LLC shall be terminated immediately prior to the Closing.

(n)                                 Consents listed on Schedule 2.21.

5.2                               Buyer Deliverables.  At the Closing, the Buyer shall deliver the following documents and payments to the Seller Shareholders:

(a)                                 Evidence that the Board of Directors of Buyer has adopted and approved this Agreement, any other Transaction Documents and the consummation of the Transaction to the extent and as required by the General Corporation Law of the State of Delaware and the Buyer’s organizational documents, certified by an officer of the Buyer.

(b)                                 Evidence that all filings, notices, licenses, permits and other Consents of, to or with, any Governmental Entity or any other Person that are required by Buyer for the consummation of the transactions contemplated by the Transaction Documents.

(c)                                  The grants to Key Employees of shares of restricted stock under the Buyer Stock Plan has been approved by the Buyer’s Board of Directors.

(d)                                 The employee bonus plan as set forth on Exhibit E hereto has been duly adopted by the Buyer’s Board of Directors.

(e)                                  Payment of the Closing Purchase Price to the Seller Shareholders by wire transfer of immediately available funds to an account or accounts to be designated by the Seller Shareholders and such other payments as contemplated by Section 1.2(b).

(f)                                   The Escrow Agreement, executed by Buyer and the Escrow Agent.

ARTICLE 6
REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS

6.1                               Survival of Representations and Warranties.  Subject to the limitations set forth in Section 6.2(b) and Section 6.3(b), all of the representations and warranties set forth in this Agreement and in any other Transaction Document shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation, inquiry or examination made by or on behalf of any Party or any of such Party’s officers, directors, shareholders, employees or agents).

6.2                               Indemnification of Buyer.

(a)                                 Subject to the limitations set forth in Sections 6.2(b) and 6.2(c), the Seller Shareholders shall, jointly and severally, indemnify Buyer and each of its respective Affiliates (including, after the Closing, the Company), officers, directors, employees, agents, representatives, successors and assigns (each a “Buyer Party”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Buyer Party as and when incurred for, all Losses which any Buyer Party may suffer, sustain or become subject to as a result of:

(i)                                     any breach of any representation or warranty made by the Company or a Seller Shareholder in Article 2 of this Agreement and in any other Transaction Document delivered by the Company in connection with the Closing;

(ii)                                  any breach of any covenant made by or in respect of the Company prior to the Closing or a Seller Shareholder prior to or after the Closing under this Agreement or any other Transaction Document;

(iii)                               any Liability of the Company, or a Seller Shareholder, or Buyer or any of their respective Affiliates for (A) Taxes with respect to any Tax period ending on or prior to the Closing Date (or for any Straddle Period, the portion of such period beginning before and ending on or before the Closing Date in accordance with Section 4.2(d) hereof), (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (C) any and all Taxes of any Person (other than the Company) imposed on Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (D) all Taxes for which the Seller Shareholders are responsible pursuant to Section 4.2(a), (E) any and all Taxes with respect to payments to the SAR Holders pursuant to Section 1.2(b)(iii) or pursuant to the Cash-Out Agreements, and (F) any Company 338(h)(10) Taxes; provided, however, that in the case of clauses (A)(F) above, the Seller Shareholders shall be liable only to the extent that such Taxes exceed the amount, if any, specifically accrued or reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Final Working Capital; and

(iv)                              any claim by any Person or Persons related to, or arising out of, any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each other Transaction Document shall be read without regard and without giving effect to the term(s) “material” or “material adverse effect” in each instance where the effect of such term(s) would be to make such representation and warranty less restrictive (as if such words were deleted from such representation and warranty).

(b)                                 Survival Date.  The Seller Shareholders will not be liable with respect to any claim made pursuant to Section 6.2(a)(i) (and related Losses arising under Section 6.2(a)(iv)) for the breach of any representation or warranty contained in Article 2 of this Agreement or in any other Transaction Document unless written notice of a possible claim for indemnification with respect to such breach is given by a Buyer Party to the Major Seller Shareholder:

(i)                                     on or before the date which is 90 days after the expiration of the applicable statute of limitations (including any extension or waivers thereof) with respect to claims arising under Sections 2.8 (Tax) and 2.15 (ERISA);

(ii)                                  at any time with respect to claims arising under Sections 2.1 (Organization; Corporate Power), 2.2 (Capitalization), or 2.4 (Authorization; No Breach), as applicable (the representations and warranties contained in the Sections referenced in clause (i) above and this clause (ii) are collectively referred to herein as the “Seller Fundamental Representations” and, individually, as a “Seller Fundamental Representation”); and

(iii)                               on or before the first anniversary of the Closing Date with respect to claims arising under any other Section of Article 2 (such date, with respect to each Section, is referred to herein as its “Survival Date”);

it being understood that, subject to the limitations set forth in Section 6.2(c) below, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, the Buyer Party may continue to seek indemnification from the

Seller Shareholder under this Article 6 for all Losses that any Buyer Party may suffer with respect to such claim through the date of the claim, the end of the survival period and beyond.

(c)                                  The indemnification provided for in Section 6.2(a)(i) shall be subject to the following limitations:

(i)                                     The Seller Shareholders will not be liable to any Buyer Party for any Losses under Section 6.2(a)(i) (and related Losses arising under Section 6.2(a)(iv)) unless and until the aggregate amount of Losses relating to all such breaches, excluding Losses related to breaches of Seller Fundamental Representations, exceeds $200,000 (the “Threshold”), at which time  the Seller Shareholders shall be liable for the amount of such Losses from dollar one in accordance with the terms hereof.  In no event shall Seller Shareholders in the aggregate be liable to indemnify the Buyer Parties for Losses (i) under Section 6.2(a)(i) (and related Losses arising under Section 6.2(a)(iv)), excluding Losses related to breaches of Seller Fundamental Representations, in an amount in excess of twenty-five percent (25%) of the Purchase Price or (ii) under Section 6.2 in an amount in excess of the Purchase Price, except in each case, with respect to Losses related to or arising under or based on fraud or intentional misrepresentation.

(ii)                                  Notwithstanding anything contained herein to the contrary, except for the Major Seller Shareholder, under no circumstances shall any other Seller Shareholder be obligated to indemnify any Buyer Party for any Loss incurred by such Buyer Party arising out of or from a breach by another Seller Shareholder of an Individual Seller Shareholder Representation or an Individual Seller Shareholder Covenant.

(iii)                               Notwithstanding anything contained herein to the contrary, Seller Shareholders shall have no liability under this Article 6 with respect to any matter to the extent the expense, loss or liability comprising the Loss (or part thereof) with respect to such matter has been taken into account as an accrual, liability or reserve in the determination of the Final Working Capital.

6.3                               Indemnification of the Seller Shareholders.

(a)                                 Subject to the limitations set forth in Sections 6.3(b) and 6.3(c), Buyer shall indemnify the Seller Shareholders and each of his respective Affiliates, agents, representatives, heirs, successors and assigns (each a “Seller Party”) and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Seller Party as and when incurred for, all Losses which any Seller Party may suffer, sustain or become subject to as a result of:

(i)                                     any breach of any representation or warranty made by Buyer and contained in Article 3 of this Agreement and any other Transaction Document delivered by Buyer in connection with the Closing;

(ii)                                  any breach of any covenant or agreement of Buyer in any of the Transaction Documents; and

(iii)                               any claim by any Person or Persons related to, or arising out of, (y) any of the foregoing or (z) the operation of the Company by a Buyer Party after the Closing; provided, however, that with respect to this subsection (z), any such claim does not relate to or arise from any of the matters set forth in Section 6.2(a)(i) or 6.2(a)(iv).

(b)                                 Survival Date.  Buyer will not be liable with respect to any claim made pursuant to Section 6.3(a)(i) (and related Losses arising under Section 6.3(a)(iii)(y)) for the breach of any representation or warranty contained in Article 3 of this Agreement unless written notice of a possible claim for indemnification with respect to such breach is given by a Seller Party to the Company:

(i)                                     at any time with respect to claims arising under Sections 3.1 (Organization of Buyer), 3.2 (Authorization of Transaction), 3.3 (Noncontravention) or 3.4 (Brokers), as applicable (the representations and warranties contained in the Sections referenced in this clause (i) are collectively referred to herein as the “Buyer Fundamental Representations” and, individually, as a “Buyer Fundamental Representation”); and

(ii)                                  on or before the first anniversary of the Closing Date with respect to claims arising under any other Sections of Article 3;

it being understood that, subject to the limitations set forth in Section 6.3(c) below, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, the Seller Party may continue to seek indemnification from the Buyer under this Article 6 for all Losses that any Seller Party may suffer with respect to such claim through the date of the claim, the end of the survival period and beyond.

(c)                                  Buyer will not be liable to any Seller Party for any Losses under Section 6.3(a)(i) unless and until the aggregate amount of Losses relating to all such breaches, excluding Losses related breaches of the Buyer Fundamental Representations exceeds the Threshold at which time Buyer shall be liable for the amount of all such Losses from the first dollar in accordance with the terms hereof.

6.4                               Indemnification Matters.

(a)                                 If any Seller Party or any Buyer Party seeks indemnification under this Article 6, such Person (the “Indemnified Party”) shall give written notice to the other Person (the “Indemnifying Party”).  All Direct Claims shall be indemnified, paid, or reimbursed promptly in accordance with Section 6.5, unless the Indemnifying Party does not agree that the Indemnified Party is entitled to full reimbursement for the amount specified in the notice delivered pursuant to this Section 6.4(a), in which case the Indemnifying Party shall notify the Indemnified Party within twenty (20) days of its receipt of such notice.

(b)                                 If any Liability shall be brought or asserted by any third party which, if adversely determined, may entitle the Indemnified Party to indemnity pursuant to this Section 6.4 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such Liability and the facts pertaining thereto; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or Losses hereunder unless the delay in notice has a material adverse effect on the Indemnifying Party’s ability to successfully defend such claim.

(c)                                  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(d)                                 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry or any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably) unless (A) the settlement is solely for monetary damages, (B) the Indemnified Party has no liability with respect to such settlement and (C) the terms of such settlement provide for a full release of the Indemnified Party.

(e)                                  In the event that any of the conditions in Section 6.4(c) above is or becomes unsatisfied or the Indemnifying Party provides written notice to the Indemnified Party within 20 days of receiving the written notice specified in Section 6.4(b) that the Indemnifying Party does not agree that the Indemnified Party is entitled to indemnification hereunder, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and (ii) if the Indemnifying Party is required to indemnity the Indemnified Party with respect the Third Party Claim pursuant to this Article 6, the Indemnifying Party will (A) reimburse the Indemnified Party for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (B) remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 6.

(f)                                   To the extent of any conflict between this Section 6.4 and Section 4.2, Section 4.2 shall govern.

6.5                               Manner of Payment.

(a)                                 Subject to Section 6.8, any indemnification payment to Buyer Parties pursuant to this Article 6 shall be effected by wire transfer of immediately available funds to an account designated by such Buyer Party within five (5) days after the determination of indemnification amounts by agreement from the Indemnified Party in accordance herewith or determination of a court of competent jurisdiction pursuant to Section 8.7.

(b)                                 Any indemnification payment to the Seller Shareholders pursuant to this Article 6 shall be effected by wire transfer of immediately available funds to an account designated by the Major Seller Shareholder (on behalf of the Seller Shareholders) within five (5) days after the determination of indemnification amounts.

(c)                                  Any indemnification payments made pursuant to this Agreement and any payments made under Sections 1.3, 1.4 and 1.6, including any payments to a Buyer Party from the Escrow Fund, shall be deemed to be adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Legal Requirements.

6.6                               Insurance and Third Party Recovery.  In determining the liability of a Indemnifying Party for any Loss pursuant to this Article 6, no Loss shall be deemed to have been sustained by the Indemnified Party to the extent of any proceeds previously received by the Indemnified Party from any insurance recovery (net of all out-of-pocket costs directly related to such recovery) with respect to insurance coverage in place as of the date of such Loss or other recovery from a third party (net of all out-of-pocket costs directly related to such recovery).  If an amount is actually recovered from an insurance carrier or other third party after damages have been paid by the Indemnifying Party pursuant to Article 6 hereof, then the Indemnified Party receiving such amount shall promptly remit such amount to the Indemnifying Party.  Buyer shall, and shall cause the Company to, make any and all insurance claims under such policies relating to any claim for which a Buyer Party is seeking indemnification under this Article 6.

6.7                               Offset.  If any claims for Losses by any Buyer Party pursuant to Section 6.4 are unresolved as of the date any Earn-Out Amount is due and payable pursuant to Section 1.6 and the Escrow Fund is no longer available or the claimed Losses exceed the amount remaining in the Escrow Fund, Buyer shall deposit with the Escrow Agent the amount of such claimed Losses or the portion thereof in excess of the Escrow Fund, as applicable, from the Earn-Out Amount or any other right of payment to Seller Shareholders to be held by the Escrow Agent in accordance with the Escrow Agreement and this Agreement.

6.8                               Delivery and Release of Escrow Fund.

(a)                                 Notwithstanding Section 6.5 to the contrary, to the extent that any Buyer Party is  determined to be entitled to indemnification for any Losses pursuant to this Article 6 by agreement from the Indemnified Party or determination of a court of competent jurisdiction pursuant to Section 8.7, such Buyer Party shall be entitled to reimbursement first out of the Escrow Fund and then, to the extent that the Losses exceed the amount remaining in the Escrow Fund or the Escrow Fund is no longer available, the Buyer Party may collect such Losses directly from the Seller Shareholders subject to the limitations and terms and conditions of this Article 6.

(b)                                 Buyer and the Major Seller Shareholder shall give joint written instructions to the Escrow Agent to release from the Escrow Fund and pay to the Buyer Party the amounts to which it is entitled pursuant to Section 6.8(a) and as follows in accordance with the Escrow Agreement:

(i)                                     On the one year anniversary of the Closing Date, the Escrow Amount remaining in the Escrow Fund, plus any interest accrued thereof, minus the aggregate amount of any Pending Claims (as defined in the Escrow Agreement);

(ii)                                  Within three  (3) Business Days after the final resolution of a Pending Claim, the amount, if any, of the finally resolved Pending Claim.

6.9                               Sole Remedy.  Except as set forth in Section 8.12, the right to indemnification under Article 6, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any Party hereto (or any specified third party beneficiary) for any misrepresentation or breach of any representation or warranty contained in this Agreement or any other Transaction Document.

ARTICLE 7
CERTAIN DEFINITIONS

“Action” means any action, suit, proceeding, order, investigation, claim, grievance, arbitration, or complaint.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under common control with, such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Apparatus Competitor” shall mean any business that provides information technology services, consisting of infrastructure management, networking, cloud, data center, service design, development or hosting services and related professional services.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by law to close in the State of Indiana.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.

“Company Customer(s)” means any of the customers of the Company or Buyer, its Affiliates and Subsidiaries during the period of Major Seller Shareholder’s employment with the Company or Buyer, its Subsidiaries or Affiliates.

“Company Transaction Expenses” means (i) the legal fees and disbursements payable to legal counsel and accountants of the Company in connection with the transactions contemplated by the Transaction Documents and (ii) all other fees and expenses, in each case, incurred by the Company in connection with the transactions contemplated by the Transaction Documents as determined on the Closing Date and includes, without limitation, payments to be made by the Company pursuant to the SAR Plan including any payroll Taxes, and other outstanding Indebtedness to be paid at Closing pursuant to Section 1.2 of this Agreement; provided, that Company Transaction Expenses shall also exclude any fees and expenses incurred or payable by the Seller Shareholders in connection with the transactions contemplated by this Agreement and the Transaction Documents.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or a Seller Shareholder as an owner of equity securities of the Company, as the case may be, in the performance of duties for, or on behalf of, the Company or that relates to the business, products, services or research of the Company, including, without limitation: (i) internal business information (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company, their customers and their confidential information; (iii) industry research compiled by, or on behalf of the Company, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company; (iv) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (v) information related to the Company Intellectual Property and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information that can be demonstrated has become known to and available for use within the industry other than as a result of the acts or omissions of the Company or a person that the Company has direct control over to the extent such acts or omissions are not authorized by the Company in the performance of such person’s assigned duties for the Company.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral.

“Direct Claim” means a claim for indemnification pursuant to Article 6 made  by an Indemnified Party against an Indemnifying Party and does not include Third Party Claims.

“Employee Benefit Plan” means any Employee Pension Benefit Plan (including any Multiemployer Plan), Employee Welfare Benefit Plan, fringe benefit, bonus, deferred compensation, retirement, vacation, sick leave, severance, employment, executive compensation, change in control, incentive or other plan, program policy or arrangement, whether or not subject to ERlSA and any plans, programs or arrangements providing compensation to employee and non-employee directors.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERlSA.

“Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances, guidelines and similar provisions whether or not having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted or in effect prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.

“Escrow Fees” means the fees and expenses charged by the Escrow Agent.

“GAAP” means (for the purposes of this Agreement and any Schedules thereto) United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means the (a) any province, region, state, county, city, town, village, district or other jurisdiction, (b) federal, provincial, regional, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, or (f) official of any of the foregoing.

“Indebtedness” means any of the following indebtedness of the Company, whether or not contingent: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities of the Company under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) Liabilities to pay the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business, (v) all Liabilities arising from cash/book overdrafts, (vi) all Liabilities under capitalized leases, (vii) all Liabilities of the Company under conditional sale or other title retention agreements, (viii) all Liabilities with respect to vendor advances or any other advances made to the Company, (ix) all Liabilities of the Company arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (x) any deferred purchase price Liabilities related to past acquisitions, (xi) all Liabilities of the Company arising from any breach of any of the foregoing and (xii) all indebtedness of others guaranteed or secured by any lien or security interest on the assets of the Company.

“Independent Accounting Firm” means Grant Thornton LLP or such other independent accounting firm as mutually agreed upon by the Major Seller Shareholder and Buyer.

“Intellectual Property” means trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing, patents and patent applications, inventions, invention disclosures, trade secrets, technology, technical data, know how, methods and processes, copyrights and copyrightable works (including, without limitation, computer software, Open Source Software, source code, executable code, data, databases and documentation), proprietary information and data, all other intellectual property and registrations and applications for any of the foregoing.

“Knowledge” or “knowledge” means with respect to any Person the actual knowledge after reasonable inquiry of any director, governing body member or executive officer of such Person; provided that in the case of the “Knowledge” or “knowledge” of the Company and the Seller Shareholders means the actual knowledge after reasonable inquiry of the Major Seller Shareholders, Aman Brar and Jared Cook.

“Legal Requirement” means any requirement arising under (i) any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation, including any Environmental and Safety Requirements and including any of the foregoing that relate to data use, privacy or protection, or (ii) any determination or direction of any arbitrator or any Governmental Entity.

“Liability” or “Liabilities” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Loss” or “Losses” means any and all Liabilities, damages, fines, dues, Taxes, penalties, charges, assessments, deficiencies, judgments, defaults, settlements and other losses (including diminution in value) and fees, costs and expenses (including interest, expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts, and all other fees and expenses) but excluding any punitive or exemplary or special damages or any consequential loss which is not reasonably foreseeable as a result of, or arising from, or in connection with, any breach or claim, except to the extent the same are incurred, or payable to a third party, by an Indemnified Party in connection with a Third Party Claim.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA (Code Section 29 USC Section 1002(37)).

“Open Source Software” means computer software (including, without limitation, source code, object code, libraries and middleware) subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL) or other similar licensing regimes commonly called “open source.”

“ordinary course of business” means the ordinary course of the Company’s business consistent with past custom and practice, including as to frequency and amount.

“Party” or “Parties” means any party hereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” means any of the following:  (i) the provision of all applicable zoning Legal Requirements, statutory items of landlords, carriers, workmen, warehousemen, repairmen, mechanics, contractors, materialmen and other similar Persons and other similar items imposed by the applicable Legal Requirements, (ii) easements, rights-of-way, restrictions and other similar changes and encumbrances of record that do not adversely affect the use of the applicable Legal Requirements, and (iii) liens for Taxes and other governmental assessments, charges or claims not yet due and payable or that the taxpayer is contesting in good faith and for which adequate reserves have been established on the Latest Balance Sheet, and (iv) purchase money liens securing rental payments under capital loss arrangements.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on (and including) the Closing Date.

“Prospective Customer” shall mean any proposed or prospective customer of the Company and Buyer and any of their Subsidiaries, subdivisions, or Affiliates that (i) has had any correspondence with the Company, Buyer or any of their Subsidiaries, subdivisions, or Affiliates, (ii) is listed on any of the Company’s, Buyer’s or any of their Subsidiaries’, subdivisions’, or Affiliates’ internal pipeline discussions or related memoranda, (iii) is engaged in active negotiations with the Company, Buyer or any of their Subsidiaries, subdivisions, or Affiliates or (iv) is otherwise being solicited by the Company, Buyer or any of their Subsidiaries, subdivisions, or Affiliates, in each case within six months prior to the termination or cessation of the period of the Major Seller Shareholder’s employment with the Company, Buyer or any of their Subsidiaries, subdivisions or Affiliates, and the Major Seller Shareholder had participated, directly or indirectly, in any of those activities or been made aware of, or had knowledge of, any of these activities with regard to any such prospective or proposed customer.

“Purchase Price” means the Closing Purchase Price and any Revenue Earn-out and EBITDA Earn-out (if earned and payable) payable pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary(ies)” means any corporation or other Person which is an entity with respect to which another specified entity either (i) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers of such Person, or (ii) owns a majority of the ownership interests of such entity, and with respect to the Company.

“Target Working Capital” means $2,358,000.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license; payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, branch, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement (including the Schedules and Disclosure Schedules referenced herein), the Escrow Agreement, the certificate attached hereto as Exhibit C, the employee bonus plan as set forth on Exhibit E, the stock powers delivered by the Seller Shareholders and the Secretary’s Certificates delivered by the Company and Buyer.

“Working Capital” means, as of any date of determination, the excess of the Company’s total current assets (including cash and cash investments) as of such date over the Company’s total current liabilities including, without limitation, the Company Transaction Expenses (not paid as of Closing) as calculated in accordance with Schedule 1.3(b).  For these purposes, current assets and liabilities shall not include the payments to be made with respect to any Indebtedness and Company Transaction Expenses and the SAR Obligations to the extent such were paid pursuant to Section 1.2 of this Agreement or prior to the Closing, any Tax assets (including deferred Tax assets) or deferred Tax liabilities.

7.1                               Additional Definitions.

Term	Section
Administrative Expense Account	1.2(b)(vi)
Administrative Expense Amount	1.2(b)(vi)
Agreement	Preface
Allocation	1.6(a)
Apparatus Group	4.3(d)
Bonus Pool	4.8
Business	2.10(a)
Buyer	Preface
Buyer Assignee	8.3
Buyer Fundamental Representation(s)	6.3(b)(i)
Buyer Party	6.2(a)
Buyer Prepared Returns	4.2(c)
Buyer Stock Plan	4.7
Cash-Out Agreements	4.6
Closing	1.2(a)
Closing Date	1.2(a)
Closing Date Balance Sheet	1.3(b)
Closing Purchase Price	1.2(b)
Closing Working Capital	1.3(b)
Company	Preface
Company 338(h)(10) Taxes	4.2(j)
Company Intellectual Property	2.10(a)
Company Trade Secrets	2.10(i)
Consents	2.21
Dispute Notice	1.6(b)
Earn-Out Amount	1.6(g)
Earn-out Period	1.6(b)
Earn-Out Statement	1.6(b)
Escrow Agent	1.2(b)(v)
Escrow Agreement	5.1(k)
Escrow Amount	1.2(b)(v)
Escrow Fund	1.2(b)(v)
Estimated Closing Date Balance Sheet	1.3(a)
Estimated Working Capital	1.3(a)
Estimated Working Capital Adjustment	1.2(b)(i)
Final Working Capital	1.4(c)
Incentive Pool	4.7
Indemnified Party	6.4(a)
Indemnifying Party	6.4(a)
Insider	2.17
Item of Dispute	1.6(b)
Key Employees	4.7
Latest Balance Sheet	2.5
Leased Real Property	2.19(b)
Leases	2.19(b)
Major Seller Shareholder	Preface

Material Contract	2.9(b)
Non-compete Period	4.3(d)
NQDC Plan	2.15(k)
Pre-Closing Tax Period	4.2(b)
Products	2.10(a)
Post-Closing Tax Period	4.2(f)
Purchased Securities	Preface
S Corporation Returns	4.2(b)
SAR Holders	1.2(b)(iii)
SAR Plan	1.2(b)(iii)
SAR Plan Obligations	1.2(b)(iii)
Section 338(h)(10) Election	4.2(j)
Securities	Preface
Seller Fundamental Representation(s)	6.3(b)(i)
Seller Party	6.3(a)
Seller Shareholders	Preface
Straddle Period Tax Return	4.2(c)
Survival Date	6.2(b)(iii)
Tax Matter	4.2(h)
Third Party Claim	6.4(b)
Threshold	6.2(d)(i)
WARN Act	2.14

ARTICLE 8
MISCELLANEOUS

8.1                               No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties (and, where indicated herein, with respect to Article 4, the Affiliates of the Parties and such other Persons designated therein) and their respective successors and permitted assigns and the Buyer Parties and Seller Parties as specified in Article 6.

8.2                               Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof including that certain letter of intent executed as of February 25, 2015, by and between the Company and Buyer.

8.3                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of law, through a change in control or otherwise) by the Company or the Seller Shareholders without the prior written consent of Buyer, or by Buyer without the prior written consent of the Major Seller Shareholder; provided, however, Buyer, whether directly or through its Affiliates (a “Buyer Assignee”), shall have the right to assign (a) all or any portion of this Agreement and the other Transaction Documents (including rights hereunder and thereunder), including its rights to indemnification, to any of its or its Buyer Assignees’ lenders as collateral security, (c) after the Closing, all of this Agreement and the other Transaction Documents and its rights and obligations hereunder, including its rights to indemnification and obligations with respect to the payment of the Earn-Out Amount, in connection with a (i) merger or consolidation involving Buyer or any of Buyer’s Assignees, (ii) a sale of stock or assets (including any real estate) of Buyer or any Buyer Assignee or (iii) dispositions of the business of the Company and its Subsidiaries; provided, that such assignee agrees to assume all obligations of Buyer under this Agreement and the other Transaction Documents.

8.4                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.5                               Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6                               Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient or sent to the recipient by telecopy (receipt confirmed) or by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

If to the Company to Buyer at the address below

If to the Major Seller Shareholder:

Kelly Pfledderer
8620 Green Braes North Dr
Indianapolis, IN 46234
Facsimile No.:

With a copy to (which shall not constitute notice):

Ice Miller LLP
One American Square
Suite 2900
Indianapolis, IN 46282-0200
Attn: Scott Snively
Facsimile No: 317-592.4772

If to Buyer:

Virtusa Corporation
2000 West Park Drive,
Westborough, MA 01581

Attention:	Ranjan Kalia
Paul Tutun
Facsimile No.:(508) 389-7224

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention:	John J. Egan
Edward King
Facsimile No.:(617) 523-1231

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.7                               Governing Law; Prevailing Party.

(a)                                 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Any Action permitted by the terms of this Agreement to be filed in a court (which shall not include disputes which are reserved in Article 1 and Section 4.2 to be resolved by the Independent Accounting Firm), which Action is brought to enforce, challenge or construe the terms or making of any of the Transaction Documents, and any claims arising out of or related to any of the Transaction Documents, shall be exclusively brought and litigated exclusively in a state or federal court having subject matter jurisdiction and located in the State of Delaware.  For the purpose of any Action instituted with respect to any claim arising out of or related to any of the Transaction Documents, each Party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts having subject matter jurisdiction and located in the State of Delaware.  Each Party hereby irrevocably waives any objection or defense which it may now or hereafter have of improper venue, forum non conveniens or lack of personal jurisdiction. Each Party further irrevocably consents to the service of process out of such courts by the mailing of a copy thereof, by registered mail, postage prepaid, to the party and agrees that such service, to the fullest extent permitted by applicable laws, (i) shall be deemed in every respect effective service of process upon it in any Action arising out of or related to any of the Transaction Documents and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall affect the right of each party to serve process in any other manner permitted by applicable Legal Requirements.

(b)                                 In the event of any litigation with regard to this Agreement, the prevailing party or parties shall be entitled to receive from the non-prevailing party or parties, and the non-prevailing party or parties shall pay, all reasonable attorneys’ fees incurred by the prevailing party or parties in connection with the resolution of such litigation.  The term “prevailing party” shall include, but not be limited to, a party who obtains legal counsel or brings an action or makes a claim against the other by reason of the other’s alleged breach or alleged default and obtains substantially the relief sought.

8.8                               Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.9                               Incorporation of Schedules.  The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.10                        Construction.  Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The disclosure of an item in one section of the Schedules shall be deemed to modify the representations and warranties of the Party contained in the section of this Agreement to which it corresponds in number but not any other representation and warranty of the Party in this Agreement unless (a) such disclosure item is explicitly cross-referenced as applying to such other representation and warranty of the Party or (b) it is reasonably apparent from the plain reading of such disclosure that such disclosure item applies to such other representations and warranty of the Party.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

8.11                        Severability of Provisions.  If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

8.12                        Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or equity.

8.13                        Successor Laws.  Any reference to any particular Code section or any other Legal Requirement will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

8.14                        Release of the Company.  Effective upon the Closing, each of the Seller Shareholders hereby irrevocably waives, releases and discharges forever the Company from any and all Liabilities arising prior to the Closing Date but excluding claims arising out of (a) any of the Transaction Documents or (b) if such Seller Shareholder is an employee of the Company, any accrued but unpaid portion of such Seller Shareholder’s salary or benefits (including accrued vacation) as of the Closing, and each of the Seller Shareholders hereby covenants and agrees that such Seller Shareholder will not seek to recover any amounts in connection therewith or thereunder from the Company.

8.15                        Delivery by Facsimile.  This Agreement and any signed Contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such Contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a Contract and each such party forever waives any such defense.

8.16                        Appointment of Representative.

(a)                                 Each of the Seller Shareholders irrevocably constitutes and appoints Major Seller Shareholder as the Seller Shareholder’s representative, and acknowledges that he shall act as each of the Seller Shareholder’s true and lawful attorney-in-fact and agent, and the each of the Seller Shareholders authorizes the Major Seller Shareholder acting for such Seller Shareholder and in such Seller Shareholder’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Seller Shareholder might or could do in person, including as follows:

(i)                                     to take any and all action on behalf of the Seller Shareholder from time to time as the representative of the Seller Shareholders may deem necessary or desirable to fulfill the interests and purposes of this Section 8.16 and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;

(ii)                                  to take any and all action on behalf of the Seller Shareholders from time to time as he may deem necessary or desirable to make or enter into any waiver, amendment, agreement, certificate or other document contemplated hereunder;

(iii)                               to deliver all notices required to be delivered by the Seller Shareholder;

(iv)                              to receive all notices required to be delivered to the Seller Shareholder;

(v)                                 to act for the Seller Shareholder with regard to matters pertaining to indemnification referred to in this Agreement, including the power to receive notices and communications, to authorize delivery to the Buyer Parties of the funds from the Escrow Amount in satisfaction of claims by the Buyer Parties, to negotiate, enter into settlements and compromises of, and comply with all orders of courts with respect to, such claims; and

(vi)                              to execute the Escrow Agreement and make all decisions required or allowed to be made by him as the representative of the Seller Shareholders pursuant to the provisions thereof.

(b)                                 Each of the Seller Shareholders grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to effect all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Major Seller Shareholder may lawfully do or cause to be done by virtue hereof. Each of the Seller Shareholders further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Major Seller Shareholder of any waiver, amendment, agreement, certificate or other documents executed by the Major Seller Shareholder pursuant to this Section 8.16, each of the Seller Shareholders shall be bound by such documents as fully as if such Seller Shareholder had executed and delivered such documents. The Major Seller Shareholders  in his capacity as the representative of the Seller Shareholder shall be deemed to be an intended third party beneficiary of this Section 8.16.

(c)                                  Each of the Seller Shareholders agrees that Buyer shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, the Major Seller Shareholder, purporting to act as the representative of the Seller Shareholders under or pursuant to this Agreement or the Escrow Agreement or in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement has been unconditionally authorized by the Seller Shareholders to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and each of the Seller Shareholders agrees not to institute any claim, lawsuit, arbitration or other proceeding against Buyer alleging that the Major Seller Shareholder did not have the authority to act as the representative on behalf of the Seller Shareholders in connection with any such action, omission or execution. No modification or revocation of the power of attorney granted by the Seller Shareholders herein to the Major Seller Shareholder to serve as the representative shall be effective as against Buyer until Buyer has received a document signed by each of the Seller Shareholders effecting said modification or revocation, and Buyer has agreed in writing to such modification or revocation.

8.17                        Administrative Expense Account.  The Major Seller Shareholder shall hold the Administrative Expense Amount in the Administrative Expense Account as a fund from which the Major Seller Shareholder may pay any amounts due by the Seller Shareholders hereunder, including, any losses, third-party fees, expenses or costs he incurs in performing his duties and obligations under this Agreement by or on behalf of the Seller Shareholders and other liabilities of the Seller Shareholders with respect to post-Closing matters, including, without limitation, expenses, costs and liabilities incurred (i) pursuant to the procedures and provisions set forth in Section 1.3, Section 1.6 and Article 6, (ii) for legal, accounting or consultants for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement and (iii) relating to tax filings and the administration of payments to SAR Holders.

* * * * *

IN WITNESS WHEREOF. the Parties have executed this Stock Purchase Agreement as of the date first above written.

APPARATUS, INC.

By:	/s/ Kelly Pfledderer
Kelly Pfledderer, CEO

VIRTUSA CORPORATION

By:	/s/ Thomas R. Holler
Name:	Thomas R. Holler
Its:	EVP & Chief Strategy Officer

SELLER SHAREHOLDERS:

By:	/s/ Kelly Pfledderer
Kelly Pfledderer

By:	/s/ Mark E. Hill
Mark E. Hill

By:	/s/ J. Mark Howell
J. Mark Howell

By:	/s/ Larry Sablosky
Larry Sablosky

Signature Page to the Stock Purchase Agreement